Exhibit 1.2

Executed Version

$1,675,000,000

CREDIT AGREEMENT

dated as of

December 6, 2017

among

SERVICE CORPORATION INTERNATIONAL,

as Borrower,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A.,

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

SUNTRUST BANK,

as Co-Syndication Agents

and

BBVA COMPASS,

THE BANK OF NOVA SCOTIA,

FIFTH THIRD BANK,

U.S. BANK NATIONAL ASSOCIATION

and

REGIONS BANK,

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

WELLS FARGO SECURITIES, LLC

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Bookrunners and Joint Lead Arrangers

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-ii-

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EXHIBITS:

Exhibit 1.01A	Form of Borrowing Request

Exhibit 1.01B	Form of Guarantee Agreement

Exhibit 1.01C-1	Form of Revolving Note

Exhibit 1.01C-2	Form of Term Note

Exhibit 2.17A	U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit 2.17B	U.S. Tax Compliance Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit 2.17C	U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit 2.17A	U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit 5.01	Form of Compliance Certificate

Exhibit 9.04	Form of Assignment and Assumption

SCHEDULES:

Schedule 2.01	Commitments and Letter of Credit Commitments
Schedule 2.05(k)	Existing Letters of Credit
Schedule 3.06	Disclosed Matters
Schedule 3.12	List of Subsidiaries
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.03(b)	Existing Liens
Schedule 6.06(b)	Existing Investments
Schedule 6.11	Restrictive Agreements

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THIS CREDIT AGREEMENT (this “Agreement”), dated as of December 6, 2017, is entered into among Service Corporation International, a Texas corporation, the Lenders party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., Wells Fargo Bank, National Association and SunTrust Bank, as Co-Syndication Agents and BBVA Compass, The Bank of Nova Scotia, Fifth Third Bank, U.S. Bank National Association and Regions Bank, as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, for any day, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the FRBNY Rate in effect on such day plus  1⁄2 of 1% and (c) the sum of the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purposes of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the FRBNY Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, FRBNY Rate or Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14(b), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or the Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the facility fees payable hereunder, as the case may be, the Applicable Margin per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio:

CATEGORY	LEVERAGE RATIO:	ABR SPREAD	EURODOLLAR SPREAD	COMMITMENT FEE RATE

I	≥ 4.00 TO 1.00	1.00%	2.00%	0.30%

II	≥ 3.50 TO 1.00 BUT < 4.00 TO 1.00	0.75%	1.75%	0.25%

III	≥ 3.00 TO 1.00 BUT < 3.50 TO 1.00	0.50%	1.50%	0.20%

IV	≥ 2.50 TO 1.00 BUT <3.00 TO 1.00	0.25%	1.25%	0.15%

V	< 2.50 TO 1.00	0.00%	1.00%	0.10%

For purposes of the foregoing, each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements and corresponding compliance certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category I at any time (a) that an Event of Default has occurred and is continuing or (b) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements and corresponding compliance certificate required to be delivered by it pursuant to Section 5.01(a) or Section 5.01(b), as applicable, and Section 5.01(c), during the period from the expiration of the time for delivery thereof until such consolidated financial statements and certificate are delivered; provided further that the Leverage Ratio shall be deemed to be in Category II for the period from the Effective Date through the date that the consolidated financial statements and corresponding compliance certificate are delivered for the fiscal quarter ending December 31, 2017. In the event that any financial statement or certificate delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, or Section 5.01(c) is shown to be inaccurate when delivered (regardless of whether the Commitments are in effect when such inaccuracy is discovered) and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any such period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent corrected financial statements for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected financial statements and (iii) immediately pay to the Administrative Agent the accrued additional interest owning as a result of such increased Applicable Margin for such Applicable Period. This provision is in addition to the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) and their other respective rights under this Agreement and shall not limit the right of the Administrative Agent to declare an Event of Default. Financial statements shall not be deemed to be “inaccurate” solely because the same are subsequently restated to reflect changes in GAAP.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit 9.04 or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products” means each and any of the following bank services provided to any Loan Party by a Lender or any of its Affiliates: (a) commercial credit cards, (b) commercial checking accounts, (c) stored value cards and (d) treasury management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Service Corporation International, a Texas corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing substantially in the form of Exhibit 1.01A.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas or New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or the Revolving Lenders, as collateral for LC Exposure or obligations of Revolving Lenders to fund participations in respect of Letters of Credit, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” means interest expense determined under GAAP, less (a) amortization of deferred loan costs and original issue discounts and (b) expensing of any financing fees.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated or approved by the board of directors of the Borrower nor (ii) appointed by directors so nominated or approved.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking into effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any

Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Loan Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Revolving Commitment or a Term Loan Commitment or any combination thereof (as the context may require).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means EBITDA for the Borrower and the Subsidiaries on a consolidated basis.

“Consolidated Interest Expense” means, for any period, the actual Cash Interest Expense (including imputed interest expense in respect of Capital Lease Obligations) paid or accrued by the Borrower and the Subsidiaries during such period.

“Consolidated Operating Income” means, for any period, the operating income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is a result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect to its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Designated Joint Venture” has the meaning assigned to such term in Section 6.06(c).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary. For purposes of this Agreement, any Subsidiary organized under the laws of the Commonwealth of Puerto Rico shall be deemed to be a “Domestic Subsidiary”.

“EBITDA” means, for any period, without duplication, for the Borrower and the Subsidiaries, Consolidated Operating Income

(i) minus any gains or plus any losses on sales and impairments of assets, to the extent included in Consolidated Operating Income;

(ii) plus depreciation and amortization (to the extent included in operating expenses and excluding amortization of deferred loan costs);

(iii) plus non-cash stock compensation expense/amortization (to the extent included in operating expenses);

(iv) plus rent expense in previous periods associated with assets later capitalized with on-balance sheet debt;

(v) plus (A) cash expenses incurred and related to any acquisition or restructuring to the extent included in operating expenses within the first 24 months after the related acquisition or restructuring, such as, but not limited to, severance of management and employees, termination costs and buyouts of contracts and lease agreements, conversions of computer systems and networks, transfer of documents and other assets, legal and advisory fees directly related thereto, and other items reasonably incurred of a similar nature and (B) non-cash acquisition expenses that would not otherwise be picked up in other non-cash addbacks to EBITDA;

(vi) minus expenses attributable to surety premiums;

(vii) minus Pro Forma Divested EBITDA (to the extent positive and previously included in operating income) or plus Pro Forma Divested EBITDA (to the extent negative and previously included in operating income);

(viii) plus EBITDA of any acquired operations in the period from the beginning of the period for which EBITDA is to be determined to the date of such acquisition;

(ix) plus EBITDA of discontinued operations still owned (to the extent positive) and minus EBITDA of discontinued operations still owned (to the extent negative);

(x) plus net cash flow from/to non-consolidated joint ventures to the extent received/paid in cash;

(xi) plus non-recurring and non-cash expenses (to the extent included in operating expenses) and minus non-recurring and non-cash income (to the extent included in operating income);

(xii) plus readily identifiable cost savings and other synergies that are related to Permitted Acquisitions and for which substantial steps will be taken within 12 months after the calculation date, to the extent not already included in the calculation of EBITDA;

(xiii) plus one-time fees, cash charges and other cash expenses, premiums or penalties incurred in connection with any asset sale, any issuance of equity interests or any issuance, incurrence or repayment of indebtedness and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed);

(xiv) plus any net after-tax effect of extraordinary, nonrecurring or unusual losses or expenses including the effect of all fees and expenses relating thereto (to the extent included in operating income) and minus any net after-tax effect of extraordinary, nonrecurring or unusual gains or income (to the extent included in operating income); and

(xv) plus any non-cash loss attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments and minus any non-cash gain attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments.

Notwithstanding the foregoing, the aggregate amount of the add-backs permitted pursuant to clauses (v), (xii) and (xiv) above, shall not exceed 15% of Consolidated EBITDA for the applicable four quarter period (calculated after giving effect to any such add-backs). Upon request by the Administrative Agent, the Borrower shall provide a reasonably detailed itemization of amounts included in the calculation of EBITDA pursuant to clauses (v) and (xii) above.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is the date of this Agreement.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Subsidiaries” means (a) each of SCI International, LLC, SCI Cerberus, LLC, SCI Parkway, LLC and Stewart Enterprises (Europe), Inc.; (b) Dunwood Cemetery Service Company; (c) Investors Trust, Inc., for so long as it is a regulated trust company; (d) West Lawn Cemetery, for so long as it is subject to regulatory restrictions that prohibit the execution of a Guarantee Agreement; (e) Heaven’s Pets at Lakelawn Metairie, LLC, for so long as it is an immaterial non-wholly owned Domestic Subsidiary of Stewart Enterprises, Inc.; (f) any Domestic Subsidiary of the Borrower (i) for so long as it is subject to regulatory restrictions that prohibit the execution of a Guarantee Agreement or (ii) that is an immaterial non-wholly owned Domestic Subsidiary of the Borrower, each as certified to the Administrative Agent pursuant to a certificate of a Financial Officer or other executive officer of the Borrower; (g) any Domestic Subsidiary the primary asset of which consists of Equity Interests in any Foreign Subsidiary and that has no outstanding Guarantee of Indebtedness of the Borrower or any Domestic Subsidiary; (h) any Managed Entity; (i) any Regulated Subsidiary, including without limitation, Big Bend Insurance Company, Inc., for so long as such Restricted Subsidiary is subject to regulatory restrictions that prohibit the execution of a Guarantee Agreement; (j) any funeral home located in the Commonwealth of Massachusetts that is required to be majority-owned by a funeral director pursuant to applicable requirements of law; (k) any cemetery located in the State of Oklahoma that is owned by a trust pursuant to applicable requirements of law; and (l) any funeral home located in the Commonwealth of Pennsylvania that is not permitted to be owned by a corporation or similar entity pursuant to applicable requirements of law.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means those letters of credit described on Schedule 2.05(k).

“FATCA” means Sections 1471 through 1474 of the Code as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of said Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as the FRBNY shall set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary organized under the laws of a jurisdiction other than the United States or any of its territories or possessions or any political subdivision thereof. For purposes of this Agreement, any Subsidiary organized under the laws of the Commonwealth of Puerto Rico shall not be deemed to be a “Foreign Subsidiary”.

“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “FRBNY Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that, if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the LC Exposure with respect to Letters of Credit issued by such Issuing Bank at such time other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means the Guarantee of the Guarantors, substantially in the form of Exhibit 1.01B hereto, guaranteeing the Obligations.

“Guarantors” means all Domestic Subsidiaries of the Borrower, other than the Excluded Subsidiaries (unless the Borrower, in its sole discretion, elects to cause one or more Excluded Subsidiaries to execute a Guaranty Agreement, at which time such Person or Persons will become Guarantors hereunder), and any other Subsidiary required to execute a Guaranty Agreement pursuant to Section 5.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate”.

“Incremental Term Loan” has the meaning set forth in Section 2.20.

“Incremental Term Loan Lender” has the meaning set forth in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The aggregate principal amount of each item of Indebtedness shall be determined in accordance with Section 1.04 hereof, as applicable.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Coverage Ratio” means the ratio of Consolidated EBITDA to Consolidated Interest Expense, in each case, for the immediately preceding four (4) fiscal quarters.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period for which the LIBO Screen Rate is available that exceeds the Impacted Interest Period, in each case, at such time.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, National Association, SunTrust Bank and any Lender that is an issuing bank with respect to the Existing Letters of Credit, each in its capacity as the issuer of Letters of Credit hereunder, and their successors in such capacity as provided in Section 2.05(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The amount of each Issuing Bank’s Letter of Credit Commitment as of the Effective Date is set forth on Schedule 2.01 hereto.

“Leverage Ratio” means, on any date, the ratio of (a) the difference of (i) Total Debt minus (ii) all unrestricted cash of the Borrower and its Subsidiaries to (b) Consolidated EBITDA for the immediately preceding four (4) fiscal quarters.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for dollars) for a period equal in length to such Interest Period as displayed on such day and time on page LIBOR01 of the Reuters screen that displays such rate (or in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (but excluding, for the avoidance of doubt, purchase options granted in connection with stock option plans).

“Loan Documents” means this Agreement, the Notes, the Guarantee Agreement and any other documents executed in connection herewith or therewith.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the Revolving Loans and the Term Loans.

“Managed Entity” means any Domestic Subsidiary

(a) that is subject to an agreement with a Guarantor, pursuant to which

(i) such Guarantor (A) operates such Domestic Subsidiary, (B) leases assets to such Domestic Subsidiary and/or (C) provides consulting, sales, marketing, accounting and/or management services to such Domestic Subsidiary and

(ii) such Domestic Subsidiary is obligated to pay such Guarantor all or substantially all of such Domestic Subsidiary’s earnings in consideration for such Guarantor’s performance of its obligations thereunder, if

(b) the Borrower is not the direct or indirect legal owner of a majority of the Equity Interests (if any) issued by such Domestic Subsidiary.

“Marketed EBITDA” means the trailing 12-month EBITDA figure disclosed to potential buyers preceding the sale of an operation or a Subsidiary.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights or remedies available to the Lenders under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the fifth anniversary of the Effective Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Non-Ordinary Course Disposition, the gross proceeds received by the Borrower or any of its Subsidiaries therefrom (including any cash, cash equivalents, cash payments pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) all Taxes owing or estimated to be payable to a Governmental Authority as a result of such transaction, (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event and (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event, and (b) with respect to any issuance or incurrence of Indebtedness, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with Section 9.02 and (b) has been approved by the Required Lenders, Required Revolving Lenders or Required Term Loan Lenders, as applicable.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantors” means the Foreign Subsidiaries and the Excluded Subsidiaries, except such Subsidiaries (if any) that are Guarantors.

“Non-Ordinary Course Disposition” means any sale, transfer, lease or other disposition of assets by the Borrower or any of its Subsidiaries (including, without limitation, any disposition occurring as a result of a casualty or condemnation event) not in the ordinary course of its business; provided that the following shall not constitute “Non-Ordinary Course Dispositions”: (i) any transaction between or among the Borrower and its Subsidiaries, (ii) Sale Leaseback Transactions permitted by Section 6.04 hereof and (iii) any Transportation Equipment Transaction.

“Note” means the promissory notes substantially in the form of Exhibit 1.01C executed by the Borrower to the order of a Lender, partially evidencing the Obligations.

“Obligations” means (a) the due and punctual payment by the Borrower or the applicable Loan Parties of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Administrative Agent, the Lenders and the Issuing Banks under this Agreement and the other Loan Documents, (b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Loan Parties, monetary or otherwise, under or pursuant to this Agreement and the other Loan Documents, (c) the due and punctual payment of all obligations of the Loan Parties under each Swap Agreement entered into (i) prior to the Effective Date with any counterparty that is a Lender (or an Affiliate thereof) on the Effective Date or (ii) on or after the Effective Date with any counterparty that is a Lender (or an Affiliate thereof) at the time such Swap Agreement is entered into and (d) the due and punctual payment of all obligations of the Loan Parties in respect of Bank Products; provided that only with respect to any Guarantor the Obligations shall specifically exclude the Excluded Swap Obligations of such Guarantor.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by FRBNY as set forth on its public website from time to time, and published on the next succeeding Business Day by the FRBNY as an overnight bank funding rate (from and after such date as the FRBNY shall commence to publish such composite rate).

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition (by merger or otherwise) by the Borrower or a Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person, if (a) immediately after giving effect thereto, no Default has occurred and is continuing or would result therefrom, (b) the business of such acquired Person, or such acquired business, is reasonably related to the business of the Borrower on the Effective Date, (c) the requirements of Section 5.10 shall have been satisfied within the time periods specified therein, (d) the Borrower and the Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with Section 6.12, as if such acquisition had occurred on the first day of the relevant period for testing compliance with such Section, (e) such acquisition has been approved by all necessary corporate and other action by the Person so acquired or the Person selling the assets or other property so acquired by the Borrower or such Subsidiary and (f) in the case of any acquisition in which the aggregate consideration paid by the Borrower and the Subsidiaries exceeds $75,000,000, the Borrower has delivered to the Administrative Agent an officer’s certificate to the effect set forth in clauses (a), (b), (c), (d) and (e) above, together with all financial information reasonably requested by the Administrative Agent relating to the Person or assets acquired and reasonably detailed calculations demonstrating the pro forma Interest Coverage Ratio and pro forma Leverage Ratio, in each case, after giving effect to such acquisition.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in accordance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in accordance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default;

(f) covenants, conditions, easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property that do not secure any monetary obligations and do not materially detract from the use of the affected property or interfere with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole;

(g) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(h) leases or subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries; and

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any lien securing Indebtedness for borrowed money.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or Canada), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A2 or better by S&P, P2 or better by Moody’s, or R1 “mid” or better by The Dominion Bond Rating Service;

(c) investments in certificates of deposit, banker’s acceptances and time deposits (including eurodollar deposits) maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or Canada or any State or Province thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) investments in corporate debt securities (including loan participations) that (a) mature within 60 days from the date of acquisition, and (b) are rated BBB or better by S&P or Baa2 or better by Moody’s at the date of acquisition;

(g) investments in municipal securities or auction rate securities that are rated AA or better by S&P or Aa or better by Moody’s, provided that the Borrower has the right to put such securities back to the issuer or seller thereof at least once every 60 days; and

(h) other investments in an amount not to exceed $10,000,000 in the aggregate at any one time by Foreign Subsidiaries in certificates of deposit, banker’s acceptances and time deposits (or other substantially similar investments) maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts (or other substantially similar deposit accounts) issued or offered by, any foreign commercial bank not organized under the laws of the United States of America or Canada or any state or province thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in Houston, Texas; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Divested EBITDA” means the total Marketed EBITDA from divested operations included in Consolidated Operating Income in the preceding four quarters before consideration of divestures.

“Qualified Acquisition” means a Permitted Acquisition for which the cash consideration (including, for the avoidance of doubt, the expected amount of any earnout and deferred purchase price and similar payments and seller financing) is greater than or equal to $250,000,000.

“Qualified Acquisition Period” has the meaning set forth in Section 6.12(a).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning set forth in Section 9.04.

“Regulated Subsidiary” means any wholly-owned Subsidiary formed for the purpose of self-insurance that is subject to reserve or capital requirements imposed by any Governmental Authority.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of (a) the aggregate principal amount of the Term Loans then outstanding and (b) the total Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Credit Exposures) at such time. The Term Loans and Revolving Commitment or Revolving Credit Exposure, as applicable, of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Lenders” means, at any time, Revolving Lenders holding more than 50% of the total Revolving Commitments (or, if the Revolving Commitments have terminated or expired, the Revolving Credit Exposures) at such time. The Revolving Commitment or Revolving Credit Exposure, as applicable, of any Defaulting Lender, shall be disregarded in determining Required Revolving Lenders at any time.

“Required Term Loan Lenders” means, at any time, Term Loan Lenders holding more than 50% of the aggregate principal amount of the Term Loans then outstanding. The Term Loans of any Defaulting Lender shall be disregarded in determining Required Term Loan Lenders at any time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans including the acquisition of participations in Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Revolving Lenders’ Revolving Commitments as of the Effective Date is $1,000,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have been terminated, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc.

“Sale and Leaseback Transaction” means any arrangement whereby the Borrower or a Subsidiary shall sell or transfer any real property, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease from the buyer or transferee of the sold or transferred property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions (as of the date hereof, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Her Majesty’s Treasury of the United Kingdom, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a Loan made pursuant to Section 2.01(b) and shall include, for the avoidance of doubt, the Incremental Term Loans.

“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make a Term Loan on the Effective Date in a principal amount not to exceed the amount set forth with respect to such Lender on Schedule 2.01 under the caption “Term Loan Commitment”. The aggregate amount of the Term Loan Lenders’ Term Loan Commitments as of the Effective Date is $675,000,000.

“Term Loan Lender” means a Lender that has a Term Loan Commitment or an outstanding Term Loan at such time.

“Total Debt” means the consolidated total Indebtedness of the Borrower and the Subsidiaries in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by bonds, debentures, promissory notes or similar instruments; provided that Total Debt shall not include Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transportation Equipment Transactions” has the meaning assigned such term in Section 6.01(e).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(g).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”) Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (a) Indebtedness of the Borrower and the Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (b) for the purposes of determining whether any lease-related liability shall be included within the definition of “Indebtedness” hereunder, all operating and non-financing leases that are not “Indebtedness” as of the Effective Date (and all similar leases entered into after the Effective Date) shall be excluded from Indebtedness during the term of this Agreement, regardless of any changes to GAAP.

ARTICLE II

The Credits

Section 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make Term Loans to the Borrower on the Effective Date in a principal amount equal to such Lender’s Term Loan Commitment. Once repaid or prepaid, Term Loans may not be reborrowed.

Section 2.02 Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Term Loan Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings, unless the Borrower shall have notified the Administrative Agent in writing not later than 10:00 a.m., Houston time, three (3) Business Days before the Effective Date of its election for the initial Borrowing to be a Eurodollar Borrowing. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by electronic transmission of a Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Houston time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Houston time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Reserved.

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that (a) in the event of any conflict between such application and this Agreement, this Agreement shall control, and (b) any grant of a Lien contained in such application shall be ineffective so long as this Agreement remains in place. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by the relevant Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment, (ii) the LC Exposure shall not exceed $100,000,000 and (iii) the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

(c) Expiration Date.

(i) Subject to clause (ii) of this Section 2.05(c), each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the date that is five Business Days prior to the Maturity Date; provided, a Letter of Credit may provide for a later expiration date if, simultaneously with the issuance (or if applicable, the renewal) thereof, the Borrower pledges to the applicable Issuing Bank, in a manner reasonably satisfactory to it, funds in an account with such Issuing Bank equal to 105% of the face amount of such Letter of Credit.

(ii) If the Borrower so requests in any applicable request for a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Automatic Extension L/C”); provided that such extension provisions under the Automatic Extension L/C shall not extend the expiration date later than the date that is five Business Days prior to the Maturity Date unless simultaneously with such extension the Borrower pledges to the applicable Issuing Bank, in a manner reasonably satisfactory to it, funds in an account with such Issuing Bank equal to 105% of the face amount of such Automatic Extension L/C; provided further, that any such Automatic Extension L/C must permit the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Automatic Extension L/C has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the date that is five Business Days prior to the Maturity Date unless simultaneously with such extension the Borrower pledges to the applicable Issuing Bank, in a manner reasonably satisfactory to it, funds in an account with such Issuing Bank equal to 105% of the face amount of such Automatic Extension L/C; provided, however, that the applicable Issuing Bank shall not permit any such extension if (i) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms of this Agreement, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Houston time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Houston time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., Houston time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Houston time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed electronically or by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. (i) Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Revolving Lenders holding at least fifty percent (50%) of the Revolving Commitments (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 25% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 25% of the total LC Exposure), be applied to satisfy other obligations of the Borrower to the Lenders under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Existing Letters of Credit. The Existing Letters of Credit will for all purposes be considered Letters of Credit under this Agreement.

Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Houston and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate as reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing (without any obligation to pay any break funding payment under Section 2.16 in connection with such payment). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower pays such amount to the Administrative Agent, it shall not relieve the defaulting Lender of its legal responsibility for its default.

Section 2.07 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by electronic transmission of an Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Revolving Lenders or the Required Term Loan Lenders (as applicable to the Revolving Loans or Term Loans, respectively), so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Commitments shall automatically terminate on the Maturity Date. The Term Loan Commitments shall automatically terminate at 5:00 p.m., Houston time, on the Effective Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the Revolving Credit Exposure would exceed the total Revolving Commitments; provided that for purposes of this paragraph, the LC Exposure shall be deemed to be zero if there exists either cash collateral equal to 105% of the LC Exposure or one or more back-up letters of credit for the benefit of each applicable Issuing Bank in form and substance and issued by issuer(s) satisfactory to each such Issuing Bank in its sole discretion. Upon the provision of such cash collateral or back-up letters of credit and the payment in full of all Obligations, then the Revolving Lenders shall be released from their obligations under Section 2.05(d), and all letter of credit fees accruing after the termination of the Revolving Commitments shall be for the account of the applicable Issuing Banks.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then-unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent for the account of each Term Loan Lender (A) the principal amount of the Term Loans in installments payable on the last day of each calendar quarter during the term of this Agreement, commencing on March 31, 2018, with such installments being in the aggregate principal amount for all Term Loan Lenders of (1) one and one-quarter percent (1.25%) of the original aggregate principal amount of the Term Loans, with the first such payment to be made on March 31, 2018 and on the last day of each calendar quarter thereafter through and including the calendar quarter ending December 31, 2021, and (2) two and one-half percent (2.50%) of the original aggregate principal amount of the Term Loans, with the first such payment to be made on March 31, 2022 and on the last day of each calendar quarter thereafter and (B) the then-unpaid principal amount of the Term Loans on the Maturity Date. In the event Incremental Term Loans are advanced pursuant to Section 2.20, the original principal amount of such Incremental Term Loans shall be payable, and the Borrower hereby unconditionally promises to pay such Incremental Term Loans, in quarterly installments payable on the last day of each calendar quarter, commencing on the last day of the first full calendar quarter after the date on which such Incremental Term Loans are advanced, in the same percentage amounts set forth above (expressed as a percentage of the original principal amount of such Incremental Term Loans), as if such Incremental Term Loans had been advanced on the Effective Date, with the then-unpaid principal amount of such Incremental Term Loans payable on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice a record evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the records maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10 Optional Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty (but subject to Section 2.16) in minimum amounts equal to $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or, if less, in the amount of the then-outstanding principal amount of such Borrowing), subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by electronic transmission of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Houston time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Houston time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments of the Term Loans made pursuant to this Section 2.10 shall be applied to reduce pro rata as among the Term Loans the remaining scheduled principal installments of the Term Loans pursuant to Section 2.09(a)(ii) in such order as may be directed by the Borrower (or, in the absence of such direction, in direct order of maturity). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.11 Mandatory Prepayment of Term Loans.

(a) If the Borrower or any of its Subsidiaries receives Net Cash Proceeds from a Non-Ordinary Course Disposition and the pro forma Leverage Ratio, after giving effect to such Non-Ordinary Course Disposition (and all other appropriate pro forma events), but excluding the proceeds of such Non-Ordinary Course Disposition for the purposes of netting cash on hand in the foregoing calculation of the Leverage Ratio, is equal to or greater than 3.75 to 1.00, the Borrower shall prepay the Term Loans, within fifteen (15) Business Days following the receipt thereof, in an amount equal to 100% of such Net Cash Proceeds; provided that, if the pro forma Leverage Ratio, after giving effect to such Non-Ordinary Course Disposition (and all other appropriate pro forma events), but excluding the proceeds of such Non-Ordinary Course Disposition for the purposes of netting cash on hand in the foregoing calculation of the Leverage Ratio, is less than or equal to 4.50 to 1.00, the Borrower shall be permitted to reinvest such Net Cash Proceeds to repair, replace or restore the assets disposed of pursuant to such Non-Ordinary Course Disposition or reinvest such Net Cash Proceeds in productive assets or properties or otherwise in the business of the Borrower or its Subsidiaries (collectively, the “Reinvestment”) within one year after receipt of such Net Cash Proceeds, in which case, the Borrower shall give the Administrative Agent written notice (the “Reinvestment Notice”) thereof within fifteen (15) Business Days following the receipt of such Net Cash Proceeds. If the Borrower elects to use Net Cash Proceeds for Reinvestment pursuant to the immediately preceding sentence, within one year following the date of the Reinvestment Notice (the “Reinvestment Period”), the Borrower shall provide evidence reasonably satisfactory to the Administrative Agent that such Reinvestment has been completed on or before the end of the Reinvestment Period and, to the extent such Reinvestment has not been completed, the Borrower shall prepay the Term Loans in an amount equal to the amount of such Net Cash Proceeds not used for such Reinvestment. For the avoidance of doubt, if the pro forma Leverage Ratio, after giving effect to such Non-Ordinary Course Disposition (and all other appropriate pro forma events), but excluding the proceeds of such Non-Ordinary Course Disposition for the purposes of netting cash on hand in the foregoing calculation of the Leverage Ratio, is less than 3.75 to 1.00, no prepayments under this Section 2.11 shall be required.

(b) If the Borrower or any Subsidiary issues or incurs any Indebtedness (other than Indebtedness permitted under Section 6.01), the Borrower shall prepay the Term Loans on date of such issuance or incurrence in an amount equal to 100% of the Net Cash Proceeds thereof.

(c) Prepayments of the Term Loans made pursuant to this Section 2.11 shall be applied to reduce pro rata as among the Term Loans the remaining scheduled principal installments of the Term Loans pursuant to Section 2.09(a)(ii) in reverse order of maturity.

Section 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Commitment Fee Rate described in the definition of “Applicable Margin” on the daily undrawn amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. For purposes of calculating commitment fees, the face amount of any outstanding Letters of Credit shall be considered to be drawn under the Revolving Commitments. Accrued commitment fees in respect of the Revolving Commitments shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) of such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Revolving Lenders or the Required Term Loan Lenders (as applicable to Revolving Loans or Term Loans, respectively) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (B) any request for a new Eurodollar Borrowing shall be made as an ABR Borrowing.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes.

(a) For purposes of this Section 2.17, the term “Lender” includes each Issuing Bank and the term “applicable law” includes FATCA.

(b) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding for Indemnified Tax has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Tax been made.

(c) In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(d) The Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	an executed IRS Form W-8ECI;

(3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.17A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or

(4)	to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.17B or Exhibit 2.17C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.17D on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) If a party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon, Houston time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 712 Main Street, Houston, Texas, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16 or Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), Section 2.05(e), Section 2.06(b), Section 2.18(d), or Section 9.03(c) then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the applicable Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a), or if any Lender becomes a Defaulting Lender or a Non-Consenting Lender, or if any Lender delivers a notice of illegality pursuant to Section 2.23, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or Section 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received such consents, if any, as may be required under Section 9.04, which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments in the future, (iv) such assignment does not conflict with applicable law, and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20 Incremental Term Loans. The Borrower may on no more than two occasions during the period beginning on the Effective Date to and including the date that is six months prior to the Maturity Date, provided that no Qualified Acquisition Period is then in existence, enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $25,000,000 so long as, after giving effect thereto, the aggregate amount of all such Incremental Term Loans does not exceed $250,000,000. The Borrower may arrange for any such tranche to be provided by one or more Lenders or new banks, financial institutions or other entities (each, an “Incremental Term Loan Lender”); provided that (i) each Incremental Term Loan Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form reasonably satisfactory to the Administrative Agent and the Borrower (an “Accession Agreement”) and (ii) no Lender shall be required to participate in any tranche of Incremental Term Loans. No consent of any Lender (other than the Lenders participating in any Incremental Term Loan) shall be required for any Incremental Term Loan pursuant to this Section 2.20. Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Borrower, the Administrative Agent and the Incremental Term Loan Lenders and the Administrative Agent shall notify each Lender thereof. Upon the effectiveness of any Accession Agreement to which any Incremental Term Loan Lender is a party, such Incremental Term Loan Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Term Loan Lender hereunder and subject to all obligations of a Term Loan Lender hereunder. Notwithstanding the foregoing, no tranche of Incremental Term Loans shall become effective under this Section unless, (i) on the proposed date of the effectiveness of such Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (B) the Borrower shall be in compliance on a pro forma basis (giving effect to the use of proceeds of such Incremental Term Loan) with the covenants contained in Section 6.12 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrower to borrow such Incremental Term Loans. On the effective date of any Incremental Term Loans being made, subject to the terms and conditions set forth herein, each Incremental Term Loan Lender shall make a loan to the Borrower in an amount equal to its pro rata portion of the tranche of such Incremental Term Loans and such loan shall constitute an Incremental Term Loan for purposes hereof. The Incremental Term Loans shall be Term Loans for all purposes hereunder and the terms of the Incremental Term Loans shall be identical to the Term Loans advanced on the Effective Date; provided that the Incremental Term Loans shall amortize as set forth in Section 2.09.

Section 2.21 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount equal to such Fronting Exposure as of such date.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Fronting Exposure as of such date, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.21 or Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.21 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), and upon the occurrence of such event, the Cash Collateral provided by the Borrower shall be promptly returned to the Borrower, or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral, and upon the occurrence of such event, such excess Cash Collateral shall be promptly returned to the Borrower, to the extent such excess amount was provided by the Borrower; provided that, subject to Section 2.22, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.22 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders, Required Revolving Lenders or Required Term Loan Lenders, as applicable, and the last sentence of Section 9.02.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.21; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.21; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fees pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive participation fees pursuant to Section 2.12(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21.

(C) With respect to any participation fees not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Disbursements that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Disbursements shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (A) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 9.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.21.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.23 Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and

(ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Borrower and the Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, its jurisdiction of organization and every jurisdiction where such qualification is required, except, in the case of the foregoing clauses (a), (b) or (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2016, reported on by PriceWaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2016, there has been no Material Adverse Effect.

Section 3.05 Properties.

(a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business as currently conducted, except for Permitted Encumbrances, Liens permitted by Section 6.03 and such other defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07 Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08 Investment Company Status. Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation as a regulated entity under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $30,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of all such underfunded Plans.

Section 3.11 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other written reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (with it being understood that actual results may differ from such projections and such differences may be material).

Section 3.12 Subsidiaries. Schedule 3.12 sets forth as of the Effective Date the name of, and the ownership interest of the Borrower and any Subsidiary in, each Subsidiary and identifies which are Foreign Subsidiaries, Excluded Subsidiaries and Guarantors. The shares of capital stock or other ownership interests of each Subsidiary reflected on Schedule 3.12 as directly or indirectly owned by the Borrower are free and clear of all Liens.

Section 3.13 Margin Stock. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock (as defined in Regulation U of the Board). The proceeds of the Loans and the Letters of Credit will not be used in a way that will result in any of the Loans or the Letters of Credit under this Agreement being violative of Regulation U or Regulation X of the Board.

Section 3.14 Use of Proceeds. The proceeds of the Loans shall be used to repay existing Indebtedness, for working capital and for general corporate purposes (including, without limitation, Permitted Acquisitions) of, in each case, the Borrower and the Subsidiaries.

Section 3.15 Solvency. Immediately following the making of each Loan on the Effective Date and after giving effect to the application of the proceeds of such Loan on the Effective Date, (a) the fair market value of the assets of the Loan Parties (on a consolidated basis) will exceed their debts and liabilities; (b) the present fair saleable value of the property of the Loan Parties (on a consolidated basis) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities; (c) the Loan Parties (on a consolidated basis) will be able to pay their debts and liabilities as they become absolute and mature; and (d) the Loan Parties (on a consolidated basis) will not have unreasonably small capital with which to conduct their business as such business is now conducted and is proposed to be conducted following the Effective Date.

Section 3.16 Sanctions and Anti-Corruption Laws. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, the Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower, the Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.17 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent (or its counsel) shall have received from each applicable Loan Party, in form and substance reasonably satisfactory to it:

(a) either (i) a counterpart of this Agreement signed by the Borrower or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic or telecopy transmission of signed signature pages) that the Borrower has signed a counterpart of this Agreement;

(b) a Note for each Lender requesting a Note;

(c) the executed Guarantee Agreement (or electronic or telecopy copy of a signed signature page thereof) from each Domestic Subsidiary other than the Excluded Subsidiaries, and such Foreign Subsidiaries, Excluded Subsidiaries or both as are required by Section 5.10 to be Guarantors;

(d) favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Shearman & Sterling LLP, counsel for the Loan Parties, Locke Lord LLP, Texas counsel for the Borrower and the general counsel of the Borrower and covering such matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion;

(e) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(f) a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02;

(g) (i) audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (ii) unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this Section 4.01(g) as to which such financial statements are available;

(h) evidence of liability and hazard insurance for each Loan Party in such amounts and on such terms as are standard and customary in the industry in which said entities conduct their operations;

(i) all information regarding the Borrower and the Subsidiaries that it is required to collect pursuant to the USA Patriot Act;

(j) evidence of payment in full of all amounts outstanding under the Borrower’s existing credit agreement dated March 3, 2016;

(k) all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder; and

(l) such other documents or items as the Administrative Agent may reasonably request.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that the aforementioned materiality qualifier shall not apply to the extent any representations and warranties contain a materiality qualifier within such representation and warranty.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or the applicable Issuing Bank and the Administrative Agent shall have received a request for the issuance, amendment, renewal or extension of a Letter of Credit as required by Section 2.05(b), as applicable.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or have been Cash Collateralized as contemplated by Section 2.05(c) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PriceWaterhouseCoopers or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 (in the form of compliance certificate attached hereto as Exhibit 5.01) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(d) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide electronic copies of the certificates required by Section 5.01(c) to the Administrative Agent. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business unless the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.05.

Section 5.04 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including, without limitation, Environmental Laws and all applicable orders, rules and regulations of the U.S. Department of Treasury’s Office of Foreign Assets Control, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans shall be used as set forth in Section 3.14. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the general corporate purposes of the Borrower and the Subsidiaries. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use or permit the Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09 Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customary among companies of established reputation engaged in the same or similar businesses and operating in the same or similar locations, which may, for the avoidance of doubt, include a layer of self-insurance. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

Section 5.10 Required Guarantors.

(a) If, during any fiscal quarter, any Domestic Subsidiary (other than an Excluded Subsidiary, subject to paragraph (b) below) is formed or acquired or any Excluded Subsidiary ceases to be an Excluded Subsidiary, the Borrower will provide notice of such formation, acquisition or cessation in the compliance certificate delivered pursuant to Section 5.01(c) for such fiscal quarter and, concurrently with the delivery of such compliance certificate, cause such Subsidiary to execute and deliver a Guarantee Agreement.

(b) If, as of the end of any fiscal quarter, (i) the aggregate combined revenues of the Non-Guarantors (other than the Regulated Subsidiaries) exceed twenty-five percent (25%) of the aggregate total consolidated revenues for the most recently ended period of four (4) fiscal quarters of the Borrower and all of the Subsidiaries or (ii) the aggregate combined assets of the Non-Guarantors (other than the Regulated Subsidiaries) exceed twenty-five percent (25%) of the aggregate total consolidated assets (measured according to book value basis) as of the end of the most recently ended fiscal quarter of the Borrower and all of the Subsidiaries, the Borrower shall, concurrently with the delivery of the compliance certificate pursuant to Section 5.01(c) for such fiscal quarter, cause one or more of the Non-Guarantors to execute and deliver a Guarantee Agreement such that, after giving effect to such Guarantee Agreement, both the aggregate combined revenue and the aggregate combined assets (measured according to book value basis) of all remaining Non-Guarantors (other than the Regulated Subsidiaries), are less than twenty-five percent (25%) of the total consolidated revenue and total assets, respectively, of the Borrower and all of the Subsidiaries.

Section 5.11 Sanctions and Anti-Corruption Laws. The Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, the Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or have been Cash Collateralized as contemplated by Section 2.05(c), and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness Covenant. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) (i) Indebtedness existing on the Effective Date and set forth on Schedule 6.01(b) hereto, (ii) Indebtedness incurred after the Effective Date under the Borrower’s $550,000,000 4.625% Senior Notes due 2027, as previously disclosed to the Lenders, and (iii) extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount (except by an amount equal to the accrued and unpaid interest thereon, any premium paid and fees and expenses incurred in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder) or change the parties directly or indirectly responsible for the payment thereof; provided that any such refinancing Indebtedness shall not mature before the earlier of (A) the maturity date of the Indebtedness refinanced and (B) the date six months following the Maturity Date; and provided further that to the extent such Indebtedness is unsecured, it shall remain unsecured;

(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that Indebtedness of any Non-Guarantor to any Loan Party shall be subject to Section 6.06 below;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary and Guarantees by any Guarantor of Indebtedness of any Subsidiary, to the extent said Indebtedness is permitted hereunder; provided that such Guarantees of Indebtedness of any Non-Guarantor shall be subject to Section 6.06 below;

(e) Indebtedness of the Borrower or any Subsidiary incurred after the Effective Date under purchase money financings meeting the requirements of Section 6.01(f) other than proviso (B) therein and leases (collectively, “Transportation Equipment Transactions”), in each case of motor vehicles (including off-road vehicles) and aircraft;

(f) (i) Indebtedness of the Borrower or any Subsidiary incurred after the Effective Date to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets, or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount or change the parties directly or indirectly responsible for the payment thereof, (ii) Attributable Debt (as defined below) of the Borrower or any Subsidiary incurred after the Effective Date pursuant to Sale and Leaseback Transactions permitted by Section 6.04 and (iii) Indebtedness represented by seller notes executed by the Borrower or any Subsidiary incurred after the Effective Date in connection with Permitted Acquisitions; provided that (A) the Indebtedness in clause (i) hereof is incurred prior to or within 120 days (or such longer period if necessary solely to obtain any permits or licenses required in connection with such acquisition, construction or improvement) after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of the Indebtedness permitted by this clause (f) in excess of Attributable Debt shall not exceed $75,000,000 at any time outstanding. “Attributable Debt” means, with respect to any Sale and Leaseback Transaction, the present value (computed in accordance with GAAP as if the obligations incurred in connection with such Sale and Leaseback Transaction were Capital Lease Obligations) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of (i) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and (ii) the Attributable Debt determined assuming no such termination. Any determination of any rate implicit in the terms of the lease included in such Sale and Leaseback Transaction made in accordance with generally accepted financial practices by the Borrower shall be binding and conclusive absent manifest error;

(g) Indebtedness incurred by any one or more Foreign Subsidiaries of the Borrower; provided that the aggregate principal amount of such Indebtedness permitted by this clause does not exceed $100,000,000;

(h) Indebtedness of any Subsidiary; provided that the aggregate principal amount of all Indebtedness permitted by this clause shall not exceed $20,000,000 at any time outstanding;

(i) obligations incurred in connection with covenants not to compete to the extent such obligations are treated as indebtedness under GAAP; provided that the aggregate principal amount of all Indebtedness permitted by this clause shall not exceed $100,000,000 at any time outstanding;

(j) Indebtedness of any Subsidiary in existence (but not incurred or created in connection with an acquisition) on the date on which such Subsidiary is acquired by the Borrower; provided (i) neither the Borrower nor any of the Subsidiaries existing before giving effect to such acquisition has any obligation with respect to such Indebtedness, (ii) none of the properties of the Borrower or any of the Subsidiaries existing before giving effect to such acquisition is bound with respect to such Indebtedness and (iii) the Borrower is in compliance with the financial covenants after such acquisition;

(k) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and other similar arrangements (excluding letters of credit, bank guaranties and bankers’ acceptances) incurred in the ordinary course of business;

(l) Indebtedness in respect of Swap Agreements that are incurred in compliance with Section 6.08;

(m) (i) Obligations in respect of Bank Products and other Indebtedness in respect of netting services and automatic clearinghouse arrangements or (ii) Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence; and

(n) Indebtedness of the Borrower not permitted by any other clause of this Section 6.01; provided that (i) no Default exists at the time, or is created as a result of, the incurrence of such Indebtedness, (ii) for all Indebtedness in excess of $100,000,000, such Indebtedness does not have a maturity date before the date six months following the Maturity Date, (iii) the terms of such Indebtedness, taken as a whole, are not materially more restrictive than the terms of the Loan Documents, and (iv) the Borrower is in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness (including the use of proceeds thereof), with Section 6.12, provided that the proceeds from the incurrence of such Indebtedness shall be excluded for purposes of netting cash on hand in the foregoing calculation of the Leverage Ratio.

Section 6.02 Reserved.

Section 6.03 Lien Covenant. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) Liens existing on the Effective Date and listed on Schedule 6.03(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the property covered thereby is not changed other than the addition of proceeds, products, accessions and improvements to such property on customary terms, (ii) the amount of the obligations secured thereby is not increased except, in respect of Indebtedness, if permitted by Section 6.01(b), (iii) no additional Loan Party shall become a direct or contingent obligor of the obligations secured thereby and (iv) any modification, replacement, renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.01(b);

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be;

(d) Liens on property subject to Transportation Equipment Transactions; provided that the Indebtedness secured by any Transportation Equipment Transactions does not exceed the cost of acquiring the property subject thereto;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure permitted Indebtedness, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days (or such longer period if necessary solely to obtain any permits or licenses required in connection with such acquisition, construction or improvement) after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(f) Liens on Cash Collateral pursuant to Section 2.05(j) and Section 2.21;

(g) (i) Liens on the assets of any Loan Party in favor of any other Loan Party and (ii) Liens on the assets of any Subsidiary that is not a Loan Party in favor of any Loan Party;

(h) precautionary Uniform Commercial Code filings by lessors under operating leases covering solely the property subject to such leases;

(i) Liens to secure any refinancing, refunding, extension, renewal or replacement, in whole or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (c), (d) and (e); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (c), (d) and (e) at the time the original Lien became a Lien permitted under this Section 6.03 and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(j) additional Liens securing an aggregate amount of Indebtedness or other obligations not exceeding $20,000,000 in the aggregate at any time outstanding.

Section 6.04 Sale and Leaseback Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction (other than any Transportation Equipment Transaction) unless the Borrower, within 120 days of the consummation of such Sale and Leaseback Transaction, applies an amount equal to the greater of (a) the Net Cash Proceeds of the sale of the real property leased pursuant to such Sale and Leaseback Transaction or (b) the fair market value of the real property so leased at the time of entering into such Sale and Leaseback Transaction (as determined by the Borrower’s board of directors), to the prepayment of the outstanding Term Loans; and provided further that all Attributable Debt associated with any such Sale and Leaseback Transaction shall be treated as Indebtedness of the Borrower and shall be subject to the limitations of the Indebtedness covenant.

Section 6.05 Limitation on Fundamental Changes.

(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) assets (including capital stock of Subsidiaries) constituting all or substantially all the assets of the Borrower and the Subsidiaries on a consolidated basis (whether now owned or hereafter acquired), or, in the case of any Loan Party, liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary; provided, however, that after giving effect to such transaction, the surviving Subsidiary must be a Guarantor if either of such Subsidiaries was previously a Guarantor, (iii) any permitted asset disposition involving the sale of a Subsidiary may be effected by a merger of such Subsidiary, (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary; provided, however, that (A) no Guarantor may sell, transfer, lease or otherwise dispose of its assets to a Non-Guarantor except as permitted pursuant to Section 6.07, and (B) after giving effect to such transaction, the surviving Subsidiary must be a Guarantor if either of such Subsidiaries was previously a Guarantor, and (v) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the interest of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.06 regarding Restrictions on Investments.

(b) The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and businesses reasonably related thereto.

Section 6.06 Restrictions on Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments, guarantees and loans existing on the Effective Date and set forth on Schedule 6.06(b) and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment and as otherwise permitted by this Section 6.06;

(c) investments by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries and in joint ventures engaged in businesses reasonably related to the business of the Borrower as of the Effective Date (such joint ventures, “Designated Joint Ventures”) and loans or advances made by the Borrower to any Subsidiary or Designated Joint Venture or made by any Subsidiary to the Borrower or any other Subsidiary or Designated Joint Venture; provided that the aggregate amount of investments, loans and advances made by Loan Parties in or to Non-Guarantors and Designated Joint Ventures, together with the aggregate principal amount of Indebtedness of Non-Guarantors and Designated Joint Ventures that is Guaranteed by any Loan Party pursuant to clause (e) below, shall not exceed $200,000,000 at any time outstanding, when combined with investments made pursuant to clause (o) below;

(d) obligations of the Borrower to any Subsidiary, or of any Subsidiary to the Borrower or any other Subsidiary, arising from intercompany cash management and cash pooling arrangements in the ordinary course of business, and the settlement of intercompany balances generated by such intercompany cash management and cash pooling arrangements;

(e) Guarantees constituting permitted Indebtedness; provided that (i) a Subsidiary shall not Guarantee any Indebtedness of the Borrower unless such Subsidiary is a Guarantor and (ii) the aggregate principal amount of Indebtedness of Non-Guarantors and Designated Joint Ventures that is Guaranteed by any Loan Party pursuant to this clause (e), together with investments, loans and advances made by Loan Parties in or to Non-Guarantors and Designated Joint Ventures pursuant to clause (c) above, shall not exceed $200,000,000 at any time outstanding, when combined with investments made pursuant to clause (o) below;

(f) Guarantees by the Borrower of accounts payable of Subsidiaries in the ordinary course of business;

(g) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h) investments in perpetual care trusts, pre-need trusts or similar transactions made (i) in the ordinary course of such Person’s business and (ii) subject to applicable Federal, state or local regulations;

(i) Equity Interests and debt obligations owned by the Borrower or any Subsidiary as a result of the receipt of non-cash consideration from the disposition of any assets in compliance with Section 6.07;

(j) Permitted Acquisitions;

(k) investments in Regulated Subsidiaries for reserves and capital to the extent required by applicable Governmental Authorities, as determined in good faith by the Borrower, so long as the pro forma Leverage Ratio, after giving effect to such Investment (including, for the avoidance of doubt, the reduction in cash on hand after giving effect to such investment), is less than or equal to 4.50 to 1.00;

(l) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(m) investments in Swap Agreements permitted by Section 6.08;

(n) investments by the Borrower in respect of, including by way of any contributions to, any employee benefit, pension or retirement plan; and

(o) investments not permitted by any other clause of this Section in an aggregate amount not to exceed $200,000,000 outstanding at any time, when combined with the aggregate amount of investments, loans and advances made by Loan Parties in or to Non-Guarantors and Designated Joint Ventures pursuant to clause (c) above and the aggregate principal amount of Indebtedness of Non-Guarantors and Designated Joint Ventures that is Guaranteed by any Loan Party pursuant to clause (e) above.

Section 6.07 Limitation on Asset Sales. The Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest, owned by it, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a) (i) dispositions of inventory (including parcels in developed cemetery properties), used, obsolete, worn out or surplus equipment and Permitted Investments in the ordinary course of business and (ii) dispositions of property which the Borrower in good faith determines is no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries;

(b) sales, transfers and dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Non-Guarantor shall be made in compliance with Section 6.10 regarding Restrictions on Transactions with Affiliates below; and

(c) Sale and Leaseback Transactions permitted by Section 6.04 hereof;

(d) dispositions of accounts receivable in connection with the collection or compromise thereof;

(e) to the extent constituting sales, transfers, leases or dispositions, the granting of Liens permitted by Section 6.03, the making of Investments permitted by Section 6.06, mergers, consolidations, liquidations and the sale of all or substantially all assets permitted by Section 6.05 and Restricted Payments permitted by Section 6.09; and

(f) sales, transfers, leases and other dispositions of assets (other than accounts receivable or inventory) the sale of which is not otherwise permitted by any other clause; provided that (i) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (f) shall not exceed $1,000,000,000, (ii) all sales, transfers, leases and other dispositions individually, or in a series of related transactions, for consideration in excess of $5,000,000 permitted pursuant to this clause (f) shall be made for fair value and (iii) the aggregate, non-cash consideration received in connection with all such sales shall not exceed $200,000,000 during the term hereof.

For purposes of this Section and Section 6.06, any transaction which is a “like kind exchange” under Section 1031 of the Code shall be considered a disposition (if the Borrower or any Subsidiary receives cash consideration upon the completion thereof) or an acquisition (if the Borrower or a Subsidiary pays cash consideration upon the completion thereof) only upon the completion of such transaction, and then only to the extent of the cash received or paid.

Section 6.08 Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks (including foreign exchange risks) to which the Borrower or any Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Borrower or any Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

Section 6.09 Limitation on Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment except:

(a) any Subsidiary may make any Restricted Payment to the Borrower or any other Subsidiary; provided that no Loan Party may make any Restricted Payment to a Non-Guarantor on a non-ratable basis;

(b) the Borrower may repurchase Equity Interests of the Borrower upon the exercise of options or the vesting of restricted stock awards to the extent such Equity Interests represent a portion of the exercise price therefor or for payment of associated taxes; provided that the total consideration paid for repurchases of such Equity Interests shall not exceed $10,000,000 in any fiscal year; and

(c) during any Qualified Acquisition Period, at any time the pro forma Leverage Ratio (after giving effect to such Restricted Payment, including, for the avoidance of doubt, the reduction in cash on hand after giving effect to such Restricted Payment) is greater than 4.50 to 1.00, and so long as no Default or Event of Default exists at the time, or is created as a result thereof, the Borrower or any Restricted Subsidiary may declare or make, or agree to pay or make, directly or indirectly, Restricted Payments in an aggregate amount not to exceed $200,000,000 for all Restricted Payments declared and/or paid at such times in any fiscal year.

At any time the pro forma Leverage Ratio (after giving effect to such Restricted Payment, including, for the avoidance of doubt, the reduction in cash on hand after giving effect to such Restricted Payment) is less than or equal to 4.50 to 1.00, and so long as no Default or Event of Default exists at the time or is created as a result of any such Restricted Payment, the provisions of this Section will not apply.

Section 6.10 Restrictions on Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Loan Parties not involving any other Affiliate and transactions between or among Subsidiaries that are not Loan Parties not involving any other Affiliate, (c) any investment, loan or advance involving a Subsidiary that is permitted hereunder, (d) any Restricted Payment permitted by Section 6.09, (e) issuances of securities or other payments pursuant to, or the funding of, employment arrangements, indemnification agreements, stock options and stock ownership plans approved by the board of directors of the Borrower or such Subsidiary and (ii) the grant of stock options or similar rights to employees and directors of the Borrower and its Subsidiaries pursuant to plans approved by the board of directors of the Borrower and (f) the payment of reasonable fees and expenses and the provision of customary indemnities to directors of the Borrower and its Subsidiaries who are not employees of the Borrower or its Subsidiaries.

Section 6.11 Restrictions on Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its properties or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to guarantee Indebtedness of the Borrower or any other Subsidiary that are, in each case in this clause (b), more restrictive than that which exists as of the Effective Date; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Loan Document, (ii) restrictions and conditions existing on the Effective Date identified on Schedule 6.11 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or commitment) or at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (iii) restrictions and conditions contained in any extension, renewal, replacement, amendment or modification of each indenture (including any supplemental indentures entered into pursuant to the terms thereof) to which the Borrower is a party on the Effective Date and that is identified on the schedule referenced in clause (ii) above, so long as such restrictions and conditions are not materially more restrictive than those in the indenture being extended, renewed, replaced, amended or modified, (iv) restrictions and conditions in any agreement representing Indebtedness of a Foreign Subsidiary of the Borrower which is permitted by Section 6.01, (v) in the case of clause (a), (A) restrictions and conditions in any document governing Indebtedness permitted under Section 6.01(e) and (f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (B) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (C) any agreement representing Indebtedness of a Subsidiary of the Borrower that is not a Loan Party which is permitted by Section 6.01, solely to the extent that such restriction applies only to property of such Subsidiary that secured such Indebtedness or (D) customary provisions restricting assignment of any agreement entered into in the ordinary course of business and (vi) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

Section 6.12 Financial Covenants.

(a) The Borrower will not permit the Leverage Ratio as of the last day of each fiscal quarter to be greater than 4.50 to 1.00; provided that, at the Borrower’s option to be exercised by written notice (including by email) to the Administrative Agent upon the consummation of a Qualified Acquisition, but no more than two times during the term hereof, the Leverage Ratio shall not exceed 5.25 to 1.00 as of the last day of the fiscal quarter in which such Qualified Acquisition was consummated and as of the last day of each of the three full fiscal quarters ending immediately thereafter (such four quarter period, only to the extent the Borrower has made such an election, a “Qualified Acquisition Period”).

(b) The Borrower will not permit the Interest Coverage Ratio as of the last day of each fiscal quarter to be less than 3.00 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Borrower’s existence) or Section 5.08, Section 5.10 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries increasing after the Effective Date in an aggregate amount exceeding $50,000,000; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments (including the Letter of Credit Commitments), and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) take such other steps to collect the Loans and protect the interest of the Lenders as shall be allowed by law or in equity.

In the event that the Obligations have been accelerated pursuant to the immediately preceding paragraph or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Administrative Agent and the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Banks in their capacity as such, ratably among the Administrative Agent and the Issuing Banks in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and amounts described in clause Fifth below) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and LC Disbursements, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Obligations constituting unpaid payment obligations under Swap Agreements described in clause (c) of the definition of Obligations and under Bank Products described in clause (d) of the definition of Obligations, ratably among the Persons to whom such obligations are owed in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the Administrative Agent for the account of the Issuing Banks, to Cash Collateralize any LC Exposure then outstanding; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by applicable law.

Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to that portion of the Obligations constituting unpaid payment obligations under Swap Agreements described in clause (c) of the definition of Obligations otherwise set forth above.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in

Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:

(i) if to the Borrower, to it at 1929 Allen Parkway, Houston, Texas 77019, Attention of Chief Financial Officer (Phone No. (713) 525-7768; Telecopy No. (713) 525-7581; E-Mail Address eric.tanzberger@sci-us.com), with copies to General Counsel (Phone No. (713) 525-5259; Telecopy No. (866) 548-3994; Email Address gregory.sangalis@sci-us.com) and Treasurer (Phone No. (713) 525-9779; Telecopy No. (713) 525-5591; E-Mail Address aaron.foley@sci-us.com);

(ii) if to the Administrative Agent, or to JPMorgan Chase Bank, N.A, in its capacity as an Issuing Bank, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, Floor L2S, Chicago, Illinois 60603-2300, Attention: Stephon Chambers (Phone No. 312-954-4036; Telecopy No. 312-233-2257; E-Mail Address stephon.chambers@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A., Attention Lydia Gomez (Phone No. (713) 216-5589; Telecopy No. (713) 216-4651; E-Mail Address lydia.x.gomez@jpmorgan.com); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02 Waivers; Amendments; Release of Guarantors.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.14(b), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) or the order in which payments and proceeds are applied to the Obligations as set forth in Article VII, in each case, in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) permit an Interest

Period for any Borrowing with a duration in excess of six (6) months, without the written consent of each Lender of the Loans to be included in such Borrowing, (vi) change any provisions of (A) Section 2.21, Section 2.22 or the definition of “Defaulting Lender”, without the written consent of each Revolving Lender or (B) clause (d) of the definition of “Defaulting Lender” or the application of Section 2.22 to any Lender that is a “Defaulting Lender” by virtue of clause (d) of the definition of “Defaulting Lender” without the written consent of each Term Loan Lender, or (vii) change any of the provisions of this Section or the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (but all of the Revolving Lenders may amend the definition of “Required Revolving Lenders,” and all of the Term Loan Lenders may amend the definition of “Required Term Loan Lenders”); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent or the Issuing Banks, as the case may be. Notwithstanding the foregoing, the Administrative Agent may, in its discretion, waive the provisions of Article VII(i) and (j) with respect to any Non-Guarantor if the Borrower determines in good faith that the termination of the existence of such Non-Guarantor is in the interest of the Borrower and not materially disadvantageous to the Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or extended, the principal amount of any Loan made by such Defaulting Lender may not be reduced (other than by payment) and the maturity of any Loan made by such Defaulting Lender may not be extended, in each case, without the consent of such Defaulting Lender.

(c) Notwithstanding any contrary position in this Agreement or any other Loan Document, if (i) a Guarantor is no longer a Subsidiary and (ii) at the time such Guarantor became a non-subsidiary, no Event of Default then existed, then such Guarantor shall be automatically released from its obligations under the Guarantee Agreement to which it is a party, without need for any formal action by the Administrative Agent or any Lender; and the Administrative Agent will confirm such release by a notice to the Borrower upon receipt of a request therefor.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and each Person named as a Joint Bookrunner and Joint Lead Arranger on the cover page hereof, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the outstanding Term Loans and total Revolving Credit Exposures at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED HEREUNDER SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS AND DAMAGES ARISING OUT OF OR RESULTING FROM THE ORDINARY, SOLE AND CONTRIBUTORY NEGLIGENCE OF SUCH PERSON.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee, provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice (including by email) thereof;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (1) a Revolving Commitment to an assignee that is a Revolving Lender immediately prior to giving effect to such assignment or (2) all or any portion of a Term Loan to a Lender, or to an Affiliate of a Lender or an Approved Fund; and

(C) each Issuing Bank, provided that no consent of the Issuing Banks shall be required for an assignment of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of either Class, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of a Revolving Commitment) and $1,000,000 (in the case of a Term Loan) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) no assignment shall be made to (1) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (2) the Borrower or any Affiliate or Subsidiary thereof or (3) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (3).

The term “Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03; provided that such release shall not affect any legal responsibility for such Lender’s actions and failures to act occurring before the effective date of such Assignment and Assumption). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d), Section 2.05(e), Section 2.06(b), Section 2.18(d), or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Banks, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or the Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto, and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and such covenants and agreements shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (but excluding any Letter of Credit that has been Cash Collateralized as contemplated by Section 2.05(c)) and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17, Section 9.03, Section 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which may be delivered by electronic or telecopy transmission and each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, such Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective

Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a)    This Agreement shall be construed in accordance with and governed by the law of the State of Texas.

(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the District Courts of the State of Texas sitting in Houston, Harris County, Texas and of the United States District Court of the Southern District of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)    Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, in no event whatsoever shall the amount contracted for, charged, paid or otherwise agreed to be paid to or received by the Administrative Agent or any Lender for the use, forbearance or detention of money under this Agreement or any Loan Document or otherwise exceed the maximum non-usurious rate pursuant to applicable law (the “Maximum Rate”), and if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the Maximum Rate, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, the Borrower shall not be required to pay unearned interest and shall never be required to pay interest at a rate in excess of the Maximum Rate, and if the effective rate of interest which would otherwise be payable under this Agreement and the other Loan Documents would exceed the Maximum Rate, or if the Administrative Agent or any Lender shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Borrower under this Agreement or Loan Document to a rate in excess of the Maximum Rate, then (a) the amount of interest which would otherwise be payable by the Borrower under this Agreement or any Loan Document shall be reduced to the amount allowed under applicable law, and (b) any unearned interest paid by the Borrower or any interest paid by the Borrower in excess of the Maximum Rate shall be credited on the principal of (or, if the principal amount shall have been paid in full, refunded to the Borrower). It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by any Lender under this Agreement or any Loan Document, are made for the purpose of determining whether such rate exceeds the Maximum Rate, and shall be made by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Loans evidenced by said Notes all interest at any time contracted for, charged or received by such Lender in connection therewith.

Section 9.14 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 9.15 Joinder of Borrower to Guarantee Agreement. By its execution hereof, the Borrower hereby joins the Guarantee Agreement for the sole purpose of agreeing to the provisions of Section 20 thereof.

Section 9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.17 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.18    FINAL AGREEMENT OF THE PARTIES. THIS WRITTEN AGREEMENT (INCLUDING THE EXHIBITS AND SCHEDULES HERETO) AND THE OTHER LOAN DOCUMENTS CONSTITUTE A “LOAN AGREEMENT” AS DEFINED IN SECTION 26.02(a) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SERVICE CORPORATION INTERNATIONAL

By	/s/ Eric D. Tanzberger
Name:	Eric D. Tanzberger
Title:	Senior Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT, ISSUING BANK AND LENDER:

JPMORGAN CHASE BANK, N.A.,

By:	/s/ John Kushnerick
Name:	John Kushnerick
Title:	Executive Director

CO-SYNDICATION AGENT, ISSUING BANK AND LENDER:

BANK OF AMERICA, N.A.

By	/s/ Adam Rose
Name:	Adam Rose
Title:	Senior Vice President

CO-SYNDICATION AGENT, ISSUING BANK AND LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Christine Gardiner
Name:	Christine Gardiner
Title:	Director

CO-SYNDICATION AGENT, ISSUING BANK AND LENDER:

SUNTRUST BANK

By	/s/ Justin Lien
Name:	Justin Lien
Title:	Director

CO-DOCUMENTATION AGENT AND LENDER:

COMPASS BANK

By:	/s/ Raj Nambiar
Name:	Raj Nambiar
Title:	Sr. Vice President

CO-DOCUMENTATION AGENT AND LENDER:

THE BANK OF NOVA SCOTIA

By:	/s/ Mauricio Saishio
Name:	Mauricio Saishio
Title:	Director

CO-DOCUMENTATION AGENT AND LENDER:

FIFTH THIRD BANK

By:	/s/ Kelly Shield
Name:	Kelly Shield
Title:	Director

CO-DOCUMENTATION AGENT AND LENDER:

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Jonathan F. Lindvall
Name:	Jonathan F. Lindvall
Title:	Senior Vice President

CO-DOCUMENTATION AGENT AND LENDER:

REGIONS BANK

By:	/s/ Stephanie Liu
Name:	Stephanie Liu
Title:	Vice President

LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Divyang Shah
Name:	Divyang Shah
Title:	Senior Vice President

LENDER:

ZB, N.A. dba AMEGY BANK

By:	/s/ Megan Wiginton
Name:	Megan Wiginton
Title:	Vice President

LENDER:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Thomas Danielson
Name:	Thomas Danielson
Title:	Authorized Signatory

LENDER:

HSBC BANK USA, N.A.

By:	/s/ Jay Fort
Name:	Jay Fort
Title:	Senior Vice President

LENDER:

RAYMOND JAMES BANK, N.A.

By:	/s/ Alexander L. Rody
Name:	Alexander L. Rody
Title:	Senior Vice President

LENDER:

BOKF, NA dba BANK OF TEXAS

By:	/s/ Marian Livingston
Name:	Marian Livingston
Title:	Senior Vice President

LENDER:

ROYAL BANK OF CANADA

By:	/s/ Jennifer Flann
Name:	Jennifer Flann
Title:	Vice President

LENDER:

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Scott J. Lorimer
Name:	Scott J. Lorimer
Title:	Duly Authorized Signatory

LENDER:

COMERICA BANK

By:	/s/ L. J. Perenyi
Name:	L. J. Perenyi
Title:	Vice President

LENDER:

BRANCH BANKING & TRUST COMPANY

By:	/s/ Erron Powers
Name:	Erron Powers
Title:	Senior Vice President

LENDER:

CADENCE BANK, N.A.

By:	/s/ Melinda N. Jackson
Name:	Melinda N. Jackson
Title:	Executive Vice President

LENDER:

WOODFOREST NATIONAL BANK

By:	/s/ Greg Mendez
Name:	Greg Mendez
Title:	SVP

LENDER:

WHITNEY BANK

By:	/s/ D. Scott Wiginton
Name:	D. Scott Wiginton
Title:	SVP

LENDER:

TEXAS CAPITAL BANK, N.A.

By:	/s/ Joel Landis
Name:	Joel Landis
Title:	Executive Vice President

EXHIBIT 1.01A

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

10 South Dearborn, Floor 2S

Chicago, Illinois 60603-2300

Attention:	Stephon Chambers
Telecopy:	(312) 233-2257
Email Address:	stephon.chambers@jpmorgan.com

Re:	Credit Agreement dated as of December , 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Service Corporation International (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated below:

(a)	Amount of Borrowing: $_________

(b)	Requested funding date: ___________________

(c)	Class of Borrowing: _________ Revolving Borrowing; or _________ Term Loan Borrowing

(d)	Type of Borrowing: _________ ABR Borrowing; or _________ Eurodollar Borrowing

(e)	Requested Interest Period for Eurodollar Borrowing: ____________

(f)	Location and number of the Borrower’s account to which funds are to be disbursed:

__________________

__________________

Credit Agreement

Exhibit 1.01A

The undersigned certifies that [s]he is an authorized officer of the Borrower and as such [s]he is authorized to execute this request on behalf of the Borrower. The Borrower represents and warrants, as of the date of the Borrowing requested hereby, as to the matters specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement.

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,

SERVICE CORPORATION INTERNATIONAL, a Texas corporation

By:
Name:
Title:

Credit Agreement

Exhibit 1.01A

EXHIBIT 1.01B

FORM OF GUARANTEE AGREEMENT

GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT (this “Guarantee”) dated as of             , 20    , made by each of the undersigned Subsidiaries of the Borrower (as defined below) and such other Subsidiaries of the Borrower which hereafter become parties to this Guarantee (each, a “Guarantor,” and collectively, the “Guarantors”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”), for the benefit of the Lenders pursuant to that certain Credit Agreement dated as of December             , 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Agent and the Lenders from time to time party thereto.

W I T N E S S E T H

WHEREAS, pursuant to the Credit Agreement, the Lenders agreed to make Loans and other extensions of credit to Service Corporation International, a Texas corporation (the “Borrower”) in a manner and upon the terms and conditions set forth therein;

WHEREAS, in accordance with the Credit Agreement, the Agent and the Lenders require that the Guarantors execute a guarantee agreement guaranteeing the Obligations;

NOW, THEREFORE, in consideration of the premises and agreements herein and in order to induce the Lenders to make the Loans and other extensions of credit pursuant to the Credit Agreement, the Guarantors hereby agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Credit Agreement.

2. Guarantee of Payment. Each Guarantor (not merely as a surety or guarantor of collection) hereby jointly, severally, unconditionally and irrevocably, guarantees the punctual payment and performance when due, whether at stated maturity, as an installment, by prepayment or by demand, acceleration or otherwise, of all Obligations heretofore or hereafter existing. If any or all of the Obligations become due and payable, the Guarantors jointly and severally and unconditionally promise to pay such Obligations, on demand, together with any and all expenses (including reasonable counsel fees and expenses in accordance with Section 9.03 of the Credit Agreement), which may be incurred by the Agent in collecting any of the Obligations and in connection with the protection, defense and enforcement of any rights under the Credit Agreement or under any other Loan Document (the “Expenses”). The Guarantors guarantee that the Obligations shall be paid strictly in accordance with the terms of the Credit Agreement or such other documents governing such Obligations. The Obligations include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Credit Agreement. The Agent shall not be required to exhaust any right or remedy or take any action against the Borrower or any other person or entity or any collateral prior to any demand or

Credit Agreement

Exhibit 1.01B

other action hereunder against the Guarantors. The Guarantors agree that, as between the Guarantors and the Agent, to the extent permitted by applicable law, the Obligations may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Obligations shall immediately become due and payable by the Guarantors for the purposes of this Guarantee and each Guarantor shall forthwith pay the Obligations specified by the Agent to be paid as provided in the Credit Agreement without further notice or demand, to the extent permitted by applicable law. Notwithstanding anything contained herein or in the Credit Agreement, any Loan Document or any other document or any other agreement, security document or instrument relating hereto or thereto to the contrary, the maximum liability of each Guarantor hereunder shall never exceed the maximum amount that said Guarantor could pay without having such payment set aside as a fraudulent transfer or fraudulent conveyance or similar action under the U.S. Bankruptcy Code or applicable state or foreign law.

3. Guarantee Absolute. The liability of each Guarantor under this Guarantee is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, the Credit Agreement or the Obligations, or any other amendment or waiver of or any consent to departure from any of the terms of the Credit Agreement or the Obligations, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guarantee or support document, or any exchange, release or non-perfection of any collateral, for the Credit Agreement or the Obligations; (c) any present or future law, regulation or order of any jurisdiction or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of the Credit Agreement or the Obligations; (d) without being limited by the foregoing, any lack of validity or enforceability of the Credit Agreement or the Obligations; (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Credit Agreement or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or other Guarantors (other than in each case, a defense of payment in full of the Obligations) and (f) any claim or assertion that any payment by any Guarantor hereunder should be set aside pursuant to Section 2 in connection with any stay, injunction or other prohibition or event, in which case each Guarantor shall be unconditionally required to pay all amounts demanded of it hereunder prior to any determination of the maximum liability of each Guarantor hereunder in accordance with Section 2 and to the extent permitted by applicable law, and the recipient of such payment, if so required by a final non-appealable court of competent jurisdiction by a final and non-appealable judgment, shall then be liable for the refund of any excess amounts. If any such rebate or refund is ever required, all other Guarantors shall be fully liable for the repayment thereof to the maximum extent allowed by applicable law.

4. Guarantee Irrevocable. This Guarantee is a continuing guarantee of the payment of all Obligations now or hereafter existing and shall remain in full force and effect until payment in full of all Obligations and other amounts payable under this Guarantee and until all Commitments of the Lenders to make Loans under the Credit Agreement shall be terminated in accordance with the terms thereof and the Credit Agreement is no longer in effect in accordance with the terms thereof.

Credit Agreement

Exhibit 1.01B

5. Reinstatement. This Guarantee shall continue to be effective, or be automatically reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent on the insolvency, bankruptcy, dissolution, liquidation or reorganization of any of the Borrower, any Guarantor, or any Person that is a party to the Loan Documents, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to any of the Borrower, any Guarantor or any other Person that is a party to the Loan Documents, or otherwise, all as though the payment had not been made, to the extent permitted by applicable law.

6. Subrogation. Each Guarantor hereby agrees that it shall not exercise any rights which it may acquire by way of subrogation, by any payment made under this Guarantee or otherwise, until all the Obligations have been paid in full and the Credit Agreement is no longer in effect. Any amounts paid to a Guarantor on account of subrogation rights under this Guarantee at any time when all the Obligations have not been paid in full, shall be held in trust for the benefit of the Agent and shall promptly be paid to the Agent to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Credit Agreement. If a Guarantor has made a payment to the Agent hereunder of all or any part of the Obligations and all the Obligations are paid in full and the Credit Agreement is no longer in effect, the Agent shall, at such Guarantor’s request, execute and deliver to the Guarantor the appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from such payment.

7. Subordination. Any liabilities owed by the Borrower to the Guarantors in connection with any extension of credit or financial accommodation by the Guarantors to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Obligations, and such liabilities of the Borrower to the Guarantors, if the Agent so requests, shall be collected, enforced and received by the Guarantors as trustee for the Agent and shall be paid over to the Agent on account of the Obligations.

8. Certain Taxes. The Guarantors further agree that all payments to be made hereunder shall be made without setoff or counterclaim and free and clear of, and without deduction for Taxes in accordance with Section 2.17 of the Credit Agreement. If any Taxes are required to be withheld from any amounts payable to the Agent hereunder, the amounts so payable to the Agent shall be increased to the extent necessary to yield to the Agent (after payment of all Taxes) the amounts payable hereunder in the full amounts so to be paid in accordance with Section 2.17 of the Credit Agreement. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Guarantor to a Governmental Authority, such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

9. Representations and Warranties. Each of the Guarantors represents and warrants that: (a) this Guarantee (i) has been authorized by all necessary corporate action; (ii) does not violate any agreement, instrument, law, regulation or order applicable to it; (iii) does not require the consent or approval of any Person, or any filing or registration of any kind except as have been

Credit Agreement

Exhibit 1.01B

made or obtained and as are in full force and effect; and (iv) is the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally; and (b) in executing and delivering this Guarantee, such Guarantor has not relied and will not rely upon any representations or warranties of the Agent not embodied herein or any acts heretofore or hereafter taken by the Agent (including but not limited to any review by the Agent of the affairs of the Borrower).

10. Remedies Generally. The remedies provided in this Guarantee are cumulative and not exclusive of any remedies provided by law.

11. Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Agent or the Lenders may otherwise have, the Agent and each of the Lenders shall be entitled, at their option, to offset balances (general or special, time or demand, provisional or final) held by them for the accounts of the Guarantors at any of the Agent’s or any Lender’s offices, in U.S. dollars or in any other currency, against any amount payable by the Guarantors under this Guarantee which is not paid when due, to the extent permitted by applicable law and in the manner set forth in Section 9.08 of the Credit Agreement, in which case it shall promptly notify the Guarantors thereof; provided that the Agent’s or any Lender’s failure to give such notice shall not affect the validity thereof.

12. Formalities. To the fullest extent it can do so in accordance with applicable law, each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations, the Credit Agreement and this Guarantee and any liability to which the Credit Agreement and this Guarantee applies or may apply, and waives presentment, demand of payment, notice of intent to accelerate, notice of acceleration, notice of dishonor or nonpayment, and any requirement that the Agent institute suit, collection proceedings or take any other action to collect the Obligations, including any requirement that the Agent protect, secure, perfect or insure any security interest or Lien against any Property subject thereto or exhaust any right or take any action against the Borrower or any other Person (including the other Guarantors) or any collateral (it being the intention of the Agent and each Guarantor that the obligations of such Guarantor under this Guarantee are to be a guarantee of payment and not of collection) or that the Borrower or any other Person (including the other Guarantors) be joined in any action hereunder. To the fullest extent it can do so in accordance with applicable law, each Guarantor hereby waives marshaling of assets and liabilities, notice by the Agent of the creation of any Indebtedness or liability to which it applies or may apply, any amounts received by the Agent, notice of disposition or substitution of collateral and of the creation, advancement, increase, existence, extension, renewal, rearrangement and/or modification of the Obligations.

13. Amendments and Waivers. No amendment or waiver of any provision of this Guarantee, nor consent to any release by any Guarantor therefrom, shall be effective unless it is in writing and signed by the Agent and such Guarantor, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising, any right under this Guarantee shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.

Credit Agreement

Exhibit 1.01B

14. Expenses. The Guarantors shall reimburse the Agent on demand for all Expenses without duplication of any reimbursements affected under the Credit Agreement all in accordance with the Credit Agreement. The obligations of the Guarantors under this Section shall survive the termination of this Guarantee.

15. Assignment. This Guarantee shall be binding on, and shall inure to the benefit of the Guarantors, the Agent and their respective permitted successors and assigns; provided that the Guarantors may not assign or transfer their respective rights or obligations under this Guarantee. Without limiting the generality of the foregoing: (a) the obligations of the Guarantors under this Guarantee shall continue in full force and effect and shall be binding on any successor partnership and on previous partners and their respective estates if any of the Guarantors is a partnership, regardless of any change in the partnership as a result of death, retirement or otherwise; and (b) the Agent may assign, or otherwise transfer its rights under the Credit Agreement to any other person or entity in accordance with the terms and conditions thereof, and the other person or entity shall then become vested with all the rights granted to the Agent in this Guarantee or otherwise. Any Guarantor may merge into the Borrower or another Guarantor as provided in the Credit Agreement.

16. Captions. The headings and captions in this Guarantee are for convenience only and shall not affect the interpretation or construction of this Guarantee.

17. Governing Law, Etc. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS. EACH GUARANTOR CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE DISTRICT COURTS OF THE STATE OF TEXAS SITTING IN HOUSTON, HARRIS COUNTY, TEXAS AND THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. SERVICE OF PROCESS BY THE AGENT IN CONNECTION WITH ANY SUCH DISPUTE SHALL BE BINDING ON EACH GUARANTOR, AND EACH GUARANTOR IRREVOCABLY CONSENTS TO SUCH SERVICE OF PROCESS, IF SENT TO SUCH GUARANTOR IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01 OF THE CREDIT AGREEMENT AT THE ADDRESS SPECIFIED BELOW OR AS OTHERWISE SPECIFIED BY SUCH GUARANTOR FROM TIME TO TIME. EACH GUARANTOR WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL IN ANY ACTION RELATED TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTEE TO THE FULLEST EXTENT IT CAN DO SO IN ACCORDANCE WITH APPLICABLE LAW.

Credit Agreement

Exhibit 1.01B

18. Integration; Effectiveness. This Guarantee alone sets forth the entire understanding of the Guarantors and the Agent relating to the guarantee of the Obligations and constitutes the entire contract between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Guarantee shall become effective when it shall have been executed and delivered by the Guarantors to the Agent. Delivery of an executed signature page of this Guarantee by telecopy shall be effective as delivery of a manually executed signature page of this Guarantee. This Guarantee may be executed in any number of counterparts, all of which, when taken together, shall constitute a single agreement.

19. Automatic Release. As provided in Section 9.02 of the Credit Agreement, a Guarantor shall be automatically released from its obligations under this Guarantee upon the satisfaction of the conditions set forth therein.

20. Keepwell. Each Qualified ECP Guarantor (as hereinafter defined) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 20 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 20 shall remain in full force and effect until terminated in accordance with the terms hereof. Each Qualified ECP Guarantor intends that this Section 20 constitute, and this Section 20 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used in this Section 20, the term “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[END OF TEXT]

Credit Agreement

Exhibit 1.01B

EXHIBIT 1.01C-1

FORM OF REVOLVING NOTE

REVOLVING NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, SERVICE CORPORATION INTERNATIONAL, a Texas corporation, the Borrower under that certain Credit Agreement dated as of December     , 2017 (as may be amended or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, HEREBY PROMISES TO PAY to the order of                      (“Lender”), the amount in respect of Revolving Loans as may be advanced from time to time under the Credit Agreement by the Lender in accordance with such Lender’s Revolving Commitment outstanding from time to time. All capitalized terms used herein and not otherwise defined shall have the meanings as defined in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of this Note outstanding from time to time from the date hereof until the principal amount hereof has been paid in full and the Revolving Commitments are terminated, at the place and at such times and at such interest rates as are specified in the Credit Agreement. Payments made by the Borrower in respect of the amounts due hereunder shall be allocated to the Lender by the Administrative Agent on the terms specified in the Credit Agreement.

This Note is one of the Notes in respect of the Revolving Loans referred to in, and this Note and all provisions herein are entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender and other Lenders to the Borrower from time to time, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and for limitations on the amount of interest paid such that no provision of the Credit Agreement or this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate.

The Borrower hereby waives grace (except to the extent expressly provided in the Credit Agreement), demand, presentment for payment, notice of dishonor or default, acceleration, intent to accelerate, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agrees to all renewals, extensions or partial payments hereon and to any release or substitution of any security herefor, in whole or in part, with or without notice, before or after maturity, in the case of each of the foregoing, pursuant to the terms of, and solely to the extent required by, the Credit Agreement or any other Loan Document to which the Borrower is a party.

Credit Agreement

Exhibit 1.01C-1

This Note shall be governed by and construed under the laws of the State of Texas and the applicable laws of the United States of America.

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered by its duly authorized officer as of the date first written above.

BORROWER:

SERVICE CORPORATION INTERNATIONAL

By:
Name:
Title:

Credit Agreement

Exhibit 1.01C-1

EXHIBIT 1.01C-2

FORM OF TERM NOTE

TERM NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, SERVICE CORPORATION INTERNATIONAL, a Texas corporation, the Borrower under that certain Credit Agreement dated as of December         , 2017 (as may be amended or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, HEREBY PROMISES TO PAY to the order of                              (“Lender”), the aggregate unpaid principal amount of the Term Loan owed to the Lender by the Borrower pursuant to the Credit Agreement, on the dates and in the amounts set forth in the Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings as defined in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of this Note outstanding from time to time from the date hereof until the principal amount hereof has been paid in full, at the place and at such times and at such interest rates as are specified in the Credit Agreement. Payments made by the Borrower in respect of the amounts due hereunder shall be allocated to the Lender by the Administrative Agent on the terms specified in the Credit Agreement.

This Note is one of the Notes in respect of the Term Loans referred to in, and this Note and all provisions herein are entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Term Loans by the Lender and other Lenders to the Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and for limitations on the amount of interest paid such that no provision of the Credit Agreement or this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate.

The Borrower hereby waives grace (except to the extent expressly provided in the Credit Agreement), demand, presentment for payment, notice of dishonor or default, acceleration, intent to accelerate, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agrees to all renewals, extensions or partial payments hereon and to any release or substitution of any security herefor, in whole or in part, with or without notice, before or after maturity, in the case of each of the foregoing, pursuant to the term of, and solely to the extent required by, the Credit Agreement or any other Loan Document to which the Borrower is a party.

Credit Agreement

Exhibit 1.01C-2

This Note shall be governed by and construed under the laws of the State of Texas and the applicable laws of the United States of America.

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered by its duly authorized officer as of the date first written above.

BORROWER:

SERVICE CORPORATION INTERNATIONAL

By:
Name:
Title:

Credit Agreement

Exhibit 1.01C-2

EXHIBIT 2.17A

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December         , 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Service Corporation International, a Texas corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[     ]

Credit Agreement

Exhibit 1.17A

EXHIBIT 2.17B

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December         , 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Service Corporation International, a Texas corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[     ]

Credit Agreement

Exhibit 2.17B

EXHIBIT 2.17C

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December         , 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Service Corporation International, a Texas corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8ECI accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[     ]

Credit Agreement

Exhibit 2.17C

EXHIBIT 2.17D

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December         , 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Service Corporation International, a Texas corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8ECI accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[     ]

Credit Agreement

Exhibit 2.17D

EXHIBIT 5.01

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that [s]he is the [chief financial officer/principal accounting officer/treasurer/controller] of Service Corporation International, a Texas corporation (the “Borrower”) and that as such [s]he is authorized to execute this certificate on behalf of the Company. With reference to the Credit Agreement dated as of December         , 2017 (together with all amendments or supplements thereto being the “Credit Agreement”), among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and the Lenders (as defined in the Credit Agreement), the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

1.	The representations and warranties of the Borrower and its Subsidiaries contained in Article III of the Credit Agreement and in the Loan Documents were true and correct in all material respects when made, and are repeated at and as of the time of delivery hereof and to the best of the undersigned’s knowledge are true and correct in all material respects at and as of the time of such delivery, except for such representations and warranties as are by their express terms limited to a specific date; provided that the aforementioned materiality qualifier shall not apply to the extent any representation and warranty contain a materiality qualifier within such representation and warranty.

2.	The Borrower hereby certifies that no Event of Default or Default has occurred and is continuing.

3.	Calculations for all financial covenants contained in the Credit Agreement are set forth in the worksheet attached hereto as Exhibit A.

4.	Except as set forth on Exhibit B attached hereto, there have been no changes in GAAP or in the application thereof, as used in the preparation of the Borrower’s consolidated financial statements, since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement.

5.	[If applicable, provide notice of the formation or acquisition of any Domestic Subsidiary or the cessation of any Excluded Subsidiary as an Excluded Subsidiary, in each case, during the fiscal quarter for which this Certificate is delivered.]

6.	[If applicable, deliver the Guarantee Agreements required by Section 5.01(a) and/or (b).]

Credit Agreement

Exhibit 5.01

EXECUTED AND DELIVERED this              day of                     , 20        .

BORROWER:

SERVICE CORPORATION INTERNATIONAL

By:
Name:
Title:

Credit Agreement

Exhibit 5.01

EXHIBIT A to

EXHIBIT 5.01

FINANCIAL COVENANT CALCULATION WORKSHEET

	Pro Forma Calculation	Covenant Requirement
Interest Coverage Ratio:		≥ 3.00
(i) Consolidated EBITDA
To
(ii) Consolidated Interest Expense:
the actual Cash Interest Expense (including imputed interest expense in respect of Capital Lease Obligations)
Leverage Ratio:		≤≤≤ 4.50[1]
The difference of:
(i) Total Debt
minus
(ii) all unrestricted cash of the Borrower and its Subsidiaries
To
Consolidated EBITDA

Calculation of Consolidated EBITDA

Consolidated Operating Income                                                                                           $___________

(i) minus any gains or plus any losses on sales and impairments of assets, to the extent included in Consolidated Operating Income;

                                                                                  $________________

(ii) plus depreciation and amortization (to the extent included in operating expenses and excluding amortization of deferred loan costs);

[1]	At the Borrower’s option to be exercised by written notice (including by email) to the Administrative Agent upon consummation of a Qualified Acquisition, but no more than two times during the term of the Credit Agreement, the Leverage Ratio shall not exceed 5.25 to 1.00 as of the last day of the fiscal quarter in which such Qualified Acquisition was consummated and as of the last day of each of the three full fiscal quarters ending immediately thereafter.

Credit Agreement

Exhibit A to Exhibit 5.01

$________________

(iii) plus non-cash stock compensation expense/amortization (to the extent included in operating expenses);

$________________

(iv) plus rent expense in previous periods associated with assets later capitalized with on-balance sheet debt;

$________________

(v) plus (A) cash expenses incurred and related to any acquisition or restructuring to the extent included in operating expenses, including expenses within the first 24 months after the related acquisition or restructuring, such as, but not limited to, severance of management and employees, termination costs and buyouts of contracts and lease agreements, conversions of computer systems and networks, transfer of documents and other assets, legal and advisory fees directly related thereto, and other items reasonably incurred of a similar nature and (B) non-cash acquisition expenses that would not otherwise be picked up in other non-cash addbacks to EBITDA;2

$_________________

(vi) minus expenses attributable to surety premiums;

$__________________

(vii) minus Pro Forma Divested EBITDA (to the extent positive and previously included in operating income) or plus Pro Forma Divested EBITDA (to the extent negative and previously included in operating income);

$__________________

(viii) plus EBITDA of any acquired operations in the period from the beginning of the period for which EBITDA is to be determined to the date of such acquisition;

$__________________

(ix) plus EBITDA of discontinued operations still owned (to the extent positive) and minus EBITDA of discontinued operations still owned (to the extent negative);

$__________________

(x) plus net cash flow from/to non-consolidated joint ventures to the extent received/paid in cash;

$__________________

[2]	Detail of expenses related to acquisition(s) and restructuring attached.

Credit Agreement

Exhibit A to Exhibit 5.01

(xi) plus non-recurring and non-cash expenses (to the extent included in operating expenses) and minus non-recurring and non-cash income (to the extent included in operating income);

$__________________

(xii) plus readily identifiable cost savings and other synergies that are related to Permitted Acquisitions and for which substantial steps will be taken within 12 months after the calculation date, to the extent not already included in the calculation of EBITDA3;

$__________________

(xiii) plus one-time fees, cash charges and other cash expenses, premiums or penalties incurred in connection with any asset sale, any issuance of equity interests or any issuance, incurrence or repayment of indebtedness and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed);

$__________________

(xiv) plus any net after-tax effect of extraordinary, nonrecurring or unusual losses or expenses including the effect of all fees and expenses relating thereto (to the extent included in operating income) and minus any net after-tax effect of extraordinary, nonrecurring or unusual gains or income (to the extent included in operating income); and

$__________________

(xv) plus any non-cash loss attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments and minus any non-cash gain attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments.

$__________________

Equals Consolidated EBITDA	$_________________[4]

Calculation of Total Debt

(i) obligations for borrowed money, debt obligations evidenced by bonds, debentures, promissory notes and other similar instruments;

$___________________

(ii) Capital Lease Obligations; and

[3]	Detail of cash expenses related to cost saving and other synergies attached.
[4]	The aggregate amount of the add-backs permitted pursuant to clauses (v), (xii) and (xiv) above shall not exceed 15% of Consolidated EBITDA for the applicable four quarter period (calculated after giving effect to any such add-backs).

Credit Agreement

Exhibit A to Exhibit 5.01

$___________________

(iii) any other Indebtedness that would be reflected on balance sheet in accordance with GAAP other than Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder.

$___________________

Equals Total Debt	$________________

Credit Agreement

Exhibit A to Exhibit 5.01

EXHIBIT B to

EXHIBIT 5.01

CHANGES IN GAAP

Credit Agreement

Exhibit B to Exhibit 5.01

EXHIBIT 9.04

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]5]

3.	Borrower:	Service Corporation International

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[5]	Select as applicable.

Credit Agreement

Exhibit 9.04-1

5.	Credit Agreement:	The $1,675,000,000 Credit Agreement dated as of December , 2017 among Service Corporation International, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto

6.	Assigned Interest:

FACILITY ASSIGNED	AGGREGATE AMOUNT OF [REVOLVING / TERM] COMMITMENT / [REVOLVING / TERM] LOANS FOR ALL LENDERS	AMOUNT OF [REVOLVING / TERM] COMMITMENT / [REVOLVING / TERM] LOANS ASSIGNED	PERCENTAGE ASSIGNED OF [REVOLVING / TERM] COMMITMENT / [REVOLVING / TERM] LOANS[6]
	$	$	%
	$	$	%
	$	$	%
	$	$	%

Effective Date:                                  , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[6]	Set forth, to at least 9 decimals, as a percentage of the relevant Commitment/Loans of all Lenders thereunder.

Credit Agreement

Exhibit 9.04-2

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Credit Agreement

Exhibit 9.04-3

Consented to and Accepted:

[JPMorgan Chase Bank, N.A.,
as Administrative Agent,

By
Name:
Title:][7]

[JPMorgan Chase Bank, N.A.,
as Issuing Bank]

By
Name:
Title:][8]

[Bank of America, N.A.,
as Issuing Bank]

By
Name:
Title:][9]

[Wells Fargo Bank, National Association,
as Issuing Bank]

By
Name:
Title:][10]

[7]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.
[9]	To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.
[10]	To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.

Credit Agreement

Exhibit 9.04-4

[SunTrust Bank,
as Issuing Bank]

By

Name:
Title:][11]

[Consented to:][12]

[SERVICE CORPORATION INTERNATIONAL]

By
Name:
Title:

[11]	To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.
[12]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Credit Agreement

Exhibit 9.04-5

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) and it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of the Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Credit Agreement

Exhibit 9.04-6

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

Credit Agreement

Exhibit 9.04-7

SCHEDULE 2.01

COMMITMENTS

LENDER	REVOLVING COMMITMENT	TERM LOAN COMMITMENT	TOTAL COMMITMENT
JPMorgan Chase Bank, N.A.	$76,119,402.99	$51,380,597.01	$127,500,000.00
Bank of America, N.A.	$76,119,402.99	$51,380,597.01	$127,500,000.00
Wells Fargo Bank, National Association	$76,119,402.99	$51,380,597.01	$127,500,000.00
SunTrust Bank	$76,119,402.99	$51,380,597.01	$127,500,000.00
Compass Bank	$59,701,492.54	$40,298,507.46	$100,000,000.00
The Bank of Nova Scotia	$59,701,492.54	$40,298,507.46	$100,000,000.00
Fifth Third Bank	$59,701,492.54	$40,298,507.46	$100,000,000.00
U.S. Bank National Association	$59,701,492.54	$40,298,507.46	$100,000,000.00
Regions Bank	$59,701,492.54	$40,298,507.46	$100,000,000.00
PNC Bank, National Association	$50,746,268.66	$34,253,731.34	$85,000,000.00
ZB, N.A. dba Amegy Bank	$38,805,970.14	$26,194,029.86	$65,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$38,805,970.14	$26,194,029.86	$65,000,000.00
HSBC Bank USA, N.A.	$29,850,746.27	$20,149,253.73	$50,000,000.00
Raymond James Bank, N.A.	$29,850,746.27	$20,149,253.73	$50,000,000.00
BOKF, NA dba Bank of Texas	$29,850,746.27	$20,149,253.73	$50,000,000.00
Royal Bank of Canada	$29,850,746.27	$20,149,253.73	$50,000,000.00
Capital One, N.A.	$23,880,597.01	$16,119,402.99	$40,000,000.00
Comerica Bank	$23,880,597.01	$16,119,402.99	$40,000,000.00
Branch Banking & Trust Company	$23,880,597.01	$16,119,402.99	$40,000,000.00
Cadence Bank, N.A.	$23,880,597.01	$16,119,402.99	$40,000,000.00
Woodforest National Bank	$17,910,447.76	$12,089,552.24	$30,000,000.00
Whitney Bank	$17,910,447.76	$12,089,552.24	$30,000,000.00
Texas Capital Bank, N.A.	$17,910,447.76	$12,089,552.24	$30,000,000.00

TOTAL	$1,000,000,000.00	$675,000,000.00	$1,675,000,000.00

LETTER OF CREDIT COMMITMENTS

ISSUING BANK	LETTER OF CREDIT COMMITMENT
JPMorgan Chase Bank, N.A.	$25,000,000.00
Bank of America, N.A.	$25,000,000.00
Wells Fargo Bank, National Association	$25,000,000.00
SunTrust Bank	$25,000,000.00

TOTAL	$100,000,000.00

Schedule 2.05(k)

Existing Letters of Credit

Beneficiary	Amount	Expiration Date
RELIANCE INSURANCE COMPANY	1,551,125.00	7-Mar-18
NATIONAL UNION FIRE INSURANCE	1,206,165.00	18-Mar-18
OLD REPUBLIC INSURANCE COMPANY	25,900,998.00	1-May-18
CONTINENTAL INSURANCE COMPANY	17,000	13-May-18
BANK OF MONTREAL	531,000.00	18-Jul-18
OLD REPUBLIC INSURANCE COMPANY	3,900,000.00	13-Apr-18
JEA (JACKSONVILLE ENERGY AUTHORITY)	43,200.00	31-Mar-18
BOARD OF COUNTY SUPERVISORS	160,225.23	1-Mar-18
THE HARTFORD FIRE INSURANCE CO	100,000.00	31-Oct-18

	33,409,713

Schedule 3.06

Disclosed Matters

As used herein, “SCI”, “Company”, “we”, “our”, and “us” refer to Service Corporation International and companies owned directly or indirectly by Service Corporation International, unless the context requires otherwise.

Litigation and Regulatory Matters

We are a party to various litigation and regulatory matters, investigations, and proceedings. Some of the more frequent routine litigations incidental to our business are based on burial practices claims and employment-related matters, including discrimination, harassment, and wage and hour laws and regulations. For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies, and the likelihood of an unfavorable outcome. We intend to vigorously defend ourselves in the matters described herein; however, if we determine that an unfavorable outcome is probable and can be reasonably estimated, we establish the necessary accruals. We hold certain insurance policies that may reduce cash outflows with respect to an adverse outcome of certain of these matters. We accrue such insurance recoveries when they become probable of being paid and can be reasonably estimated.

Wage and Hour Claims. We are named a defendant in various lawsuits alleging violations of federal and state laws regulating wage and hour pay, including but not limited to the Samborsky, Vasquez, Romano, and Horton lawsuits described below.

Charles Samborsky, et al, individually and on behalf of those persons similarly situated, v. SCI California Funeral Services, Inc., et al ; Case No. BC544180; in the Superior Court of the State of California for the County of Los Angeles, Central District-Central Civil West Courthouse. This lawsuit was filed in April 2014 against an SCI subsidiary and purports to have been brought on behalf of employees who worked as family service counselors in California since April 2010. The plaintiffs allege causes of action for various violations of state laws regulating wage and hour pay. The plaintiffs seek unpaid wages, compensatory and punitive damages, attorneys’ fees and costs, interest, and injunctive relief. The claims have been sent to arbitration. In July 2017, the arbitrator entered an award rejecting the plantiffs’ claims, ruling that they did not sue the correct party. We cannot quantify our ultimate liability, if any, in this lawsuit.

Adrian Mercedes Vasquez, an individual and on behalf of others similarly situated, v. California Cemetery and Funeral Services, LLC, et al; Case No. BC58837; in the Superior Court of the State of California for the County of Los Angeles. This lawsuit was filed in July 2015 against SCI subsidiaries and purports to be brought on behalf of current and former non-exempt California employees of defendants during the four years preceding the filing of the complaint. The plaintiff alleges numerous causes of action for alleged wage and hour pay violations. The plaintiff seeks unpaid wages, compensatory and punitive damages, attorneys’ fees and costs, interest, and injunctive relief. The claims have been ordered to arbitration, with the arbitrator to determine whether the claims will proceed as a class or individual claims. In addition, the plaintiff filed an unfair labor practice charge against defendants with the National Labor Relations Board alleging that by enforcing a mandatory arbitration provision, defendants allegedly violated the National Labor Relations Act. We cannot quantify our ultimate liability, if any, in this lawsuit.

Nicole Romano, individually and on behalf of all others similarly situated v. SCI Direct, Inc., et al; Case No. BC656654; in the Superior Court of California for the County of Los Angeles. This lawsuit was filed in April 2017 against an SCI subsidiary and purports to have been brought on behalf of persons who worked as independent sales representatives in the U.S. during the four years preceding the filing of the complaint. The plaintiff alleges numerous causes of action for alleged wage and hour pay violations, including misclassifying the independent sales representatives as independent contractors instead of employees. The plaintiff seeks unpaid wages, compulsory and punitive damages, attorneys’ fees and costs, interest, and injunctive relief. We cannot quantify our ultimate liability, if any, in the lawsuit.

Felicia Horton, an individual and on behalf of other aggrieved employees v. SCI Direct, Inc., et al; Case No. 37-2016-00039356-CU-OE-CTL; in the Superior Court of California for the County of San Diego. This lawsuit was filed in November 2016 on behalf of the plaintiff who worked as an independent sales representative of our subsidiary in California. In addition, this lawsuit asserts claims under California Private Attorney General Act (“PAGA”) provisions on behalf of other similarly situated California persons. The lawsuit alleges causes of action and seeks damages and relief similar to those in the Romano case described above. The attorneys in the Horton case have also filed additional lawsuits alleging individual and PAGA claims similar to those alleged in the Horton case. The additional lawsuits are styled Jandy Quismundo v. SCI Direct, Inc., et al; Case No. 37-2017-00031825-CU-OE-CTL; in the Superior Court of California for the County of San Diego, and Jaime Kallweit v. SCI Direct, Inc., et al; Case No. 37-2017-00037186-CU-OE-CTL; The Superior Court for the State of California for the County of San Diego. We cannot quantify our ultimate liability, if any, in the lawsuits.

Claims Regarding Acquisition of Stewart Enterprises. We are involved in the following lawsuit.

Karen Moulton, Individually and on behalf of all others similarly situated v. Stewart Enterprises, Inc., Service Corporation International and others ; Case No. 2013-5636; in the Civil District Court Parish of New Orleans. This case was filed as a class action in June 2013 against SCI and our subsidiary in connection with SCI’s acquisition of Stewart Enterprises, Inc. The plaintiffs allege that SCI aided and abetted breaches of fiduciary duties by Stewart Enterprises and its board of directors in negotiating the combination of Stewart Enterprises with a subsidiary of SCI. The plaintiffs seek damages concerning the combination. We filed exceptions to the plaintiffs’ complaint that were granted in June 2014. Thus, subject to appeals, SCI will no longer be party to the suit. The case has continued against our subsidiary Stewart Enterprises and its former individual directors. However, in October 2016, the court entered a judgment dismissing all of plaintiffs’ claims. Plaintiffs have appealed the dismissal. We cannot quantify our ultimate liability, if any, for the payment of damages.

Operational Claims. We are named a defendant in various lawsuits alleging operational claims, including but not limited to the Allard lawsuit described below.

Linda Allard, on behalf of herself and all others similarly situated v. SCI Direct, Inc., Case No 16-1033; in the United States District Court, Middle District of Tennessee. This case was filed in June 2016 as a class action under the Telephone Consumer Protection Act (the Act). Plaintiff alleges she received telemarketing telephone calls that were made with a prerecorded voice or made by an automatic telephone dialing system in violation of the Act. Plaintiff seeks actual and statutory damages, as well as attorney’s fees and costs. The parties reached a settlement of the lawsuit as reported in our Form 8-K filed on August 30, 2017. The settlement agreement is subject to court approval and notice to the class. The financial terms of the settlement call for SCI Direct to pay $15.0 million, of which $3.5 million will be paid by its insurer.

Burial Practices Claims. We are named as a defendant in various lawsuits alleging improper burial practices at certain of our cemetery locations. These lawsuits include but are not limited to the Schaefer lawsuit described in the following paragraph.

Marjorie Schaefer, an individual, and Caroline Bernstein, an individual, on behalf of themselves and all others similarly situated, v. SCI Pennsylvania Funeral Services, Inc., et al ; Case No. 2:17-CV-04960-GAM; in the United States District Court, Eastern District of Pennsylvania. This case was filed in November 2017 and seeks to certify a nationwide class of cemetery plot owners or, in the alternative, a statewide Pennsylvania class of cemetery plot owners. Plaintiffs allege our cemeteries engaged in wrongful burial practices. Plaintiffs seek compensatory, consequential and punitive damages, as well as injunctive and/or declaratory relief. We cannot quantify our ultimate liability, if any, in the lawsuit.

Unclaimed Property Audit. We are involved in the following matter.

We received notices from a third party auditor representing unclaimed property departments of 36 states regarding preneed funeral and cemetery contracts that were not funded by the purchase and assignment of the proceeds of insurance policies. The auditor claims that we are subject to the laws of those states concerning escheatment of unclaimed funds. The auditor seeks escheatment of funds from the portion of such contracts for which it claims that we will probably not be required to provide services or merchandise in the future. No actual audits have commenced at this time. We cannot quantify our ultimate liability, if any, in this matter.

The ultimate outcome of the matters described above cannot be determined at this time. We intend to vigorously defend all of the above matters; however, an adverse decision in one or more of such matters could have a material effect on us, our financial condition, results of operations, and cash flows.

Schedule 3.12

List of Subsidiaries

Domestic Jurisdiction of Organization	Entity Name	Owner(s)	% of Ownership
TX	Abbey Plan of Texas, Inc.	S.E. Funeral Homes of Texas, Inc.	100.00%
LA	Acme Mausoleum, LLC	Stewart Resource Center, LLC	100.00%
AL	Advanced Planning (Alabama), Inc.	Alderwoods Group, LLC	100.00%
IN	Advance Planning of America, Inc.	Alderwoods Group, LLC	100.00%
MA	Affiliated Family Funeral Service, Inc.	SCI Funeral Services, LLC	100.00%
AK	Alderwoods (Alaska), LLC.	Alderwoods Group, LLC	100.00%
AR	Alderwoods (Arkansas), Inc.	Alderwoods Group, LLC	100.00%
IL	Alderwood (Chicago Central), Inc.	Alderwoods (Illinois),LLC	71.00%
		Osiris Holding LLC	29.00%
IL	Alderwoods (Chicago North), Inc.	SCI Funeral Services of Florida, LLC	56.00%
		Alderwoods Group, LLC	43.00%
		Alderwoods (Illinois), LLC	1.00%
CO	Alderwoods (Colorado), Inc.	Alderwoods Group, LLC	100.00%
CT	Alderwoods (Connecticut), Inc.	Alderwoods Group, LLC	51.80%
		Alderwoods (New York), LLC	48.20%
GA	Alderwoods (Georgia), LLC	Alderwoods Group, LLC	100.00%
CA	Alderwoods Group (California), Inc.	Alderwoods Group, LLC	100.00%
DE	Alderwoods Group, LLC	Service Corporation International	100.00%
ID	Alderwoods (Idaho), Inc.	Alderwoods Group, LLC	100.00%
IL	Alderwoods (Illinois), LLC	Alderwoods Group, LLC	100.00%
IN	Alderwoods (Indiana), Inc.	Alderwoods Group, LLC	88.50%
		Alderwoods (Tennessee), LLC	11.50%
KS	Alderwoods (Kansas), Inc.	Alderwoods Group, LLC	100.00%
MD	Alderwoods (Maryland), Inc.	Alderwoods Group, LLC	100.00%
MA	Alderwoods (Massachusetts), LLC	Alderwoods Group, LLC	100.00%

MI	Alderwoods (Michigan), LLC	Alderwoods Group, LLC	100.00%
MN	Alderwoods (Minnesota), LLC	Alderwoods Group, LLC	100.00%
DE	Alderwoods (Mississippi), LLC	Stewart Enterprises, Inc.	100.00%
MO	Alderwoods (Missouri), Inc.	Alderwoods Group, LLC	100.00%
MT	Alderwoods (Montana), Inc.	Alderwoods Group, LLC	100.00%
NV	Alderwoods (Nevada), Inc.	Alderwoods Group, LLC	100.00%
NM	Alderwoods (New Mexico), Inc.	Alderwoods Group, LLC	100.00%
NY	Alderwoods (New York), LLC	SCI Funeral Services of New York, Inc.	100.00%
NC	Alderwoods (North Carolina), LLC	Stewart Enterprises, Inc.	100%
OH	Alderwoods (Ohio) Cemetery Management, Inc.	Alderwoods Group, LLC	100.00%
OH	Alderwoods (Ohio) Funeral Home, Inc.	Alderwoods Group, LLC	100.00%
OK	Alderwoods (Oklahoma), Inc.	Alderwoods Group, LLC	100.00%
OR	Alderwoods (Oregon), Inc.	Alderwoods Group, LLC	100.00%
KY	Alderwoods (Partner), Inc.	Alderwoods Group, LLC	100.00%
SC	Alderwoods (South Carolina), Inc.	Stewart Enterprises, Inc.	100
TN	Alderwoods (Tennessee), LLC	Alderwoods Group, LLC	100.00%
CA	Alderwoods (Texas), LLC.	Alderwoods Group, LLC	100.00%
WA	Alderwoods (Washington), LLC	Alderwoods Group, LLC	100.00%
WV	Alderwoods (West Virginia), Inc.	Alderwoods Group, LLC	100.00%
WI	Alderwoods (Wisconsin), Inc.	Alderwoods Group, LLC	99.00%
		Osiris Holding LLC	1.00%
CO	Allnutt Funeral Homes, Inc.	SCI Colorado Funeral Services, LLC	100.00%
CO	Allnutt Funeral Service, Inc.	SCI Colorado Funeral Services, LLC	100.00%
DE	American Burial and Cremation Centers, Inc.	Alderwoods Group, LLC	100.00%
MI	AMG, Inc.	SCI Virginia Funeral Services, LLC	100.00%
PA	Auman Funeral Home, Inc.	SCI Pennsylvania Funeral Services, Inc.	100.00%
PA	Auman’s, Inc.	Theo. C. Auman, Inc.	100.00%
LA	Ballyhoo Innovations, Inc.	Stewart Enterprises, Inc.	100.00%

WV	Bartlett-Burdette-Cox Funeral Home, Inc.	S.E. Mid-Atlantic, LLC	100.00%
OH	Bennett-Emmert—Szakovits Funeral Home, Inc.	Alderwoods Group, LLC	100.00%
MD	Bounds Funeral Home, LLC	S.E. Mid-Atlantic, LLC	100.00%
PA	Bright Undertaking Company	Alderwoods Group, LLC	100.00%
MD	Burgee-Henss-Seitz Funeral Home, Inc.	SCI Maryland Funeral Services, Inc.	100.00%
DE	California Cemetery and Funeral Services, LLC	SCI California Funeral Services, Inc.	5.00%
		ECI Capital Corporation	95.00%
CA	Camellia Memorial Lawn, Inc.	Wilson Holdings, Inc.	100.00%
TX	Carl Barnes Funeral Home, Inc.	Wilson Holdings, Inc.	100.00%
NC	Carothers Holding Company, LLC	Stewart Enterprises, Inc.	100.00%
TX	Carver Memorial Park, Inc.	Wilson-Lincoln Cemetery, Inc.	100.00%
WV	Casdorph & Curry Funeral Home, Inc.	S.E. Mid-Atlantic, LLC	100.00%
NC	Catawba Memorial Park, LLC	S.E. Mid-Atlantic, LLC	100.00%
TX	Cedar Crest Funeral Home, Inc.	Wilson Holdings, Inc.	100.00%
MD	Cedar Hill Cemetery Company, LLC	S.E. Mid-Atlantic, LLC	100.00%
DE	CemCare, Inc.	SCI Texas Funeral Services,LLC	100.00%
FL	Cemetery Management, Inc.	Stewart Enterprises, Inc.	100.00%
OR	Chapel of the Roses, Inc.	S.E. Acquisition of Oregon, Inc.	100.00%
OR	Chapel of the Valley Funeral Home, Inc.	S.E. Acquisition of Oregon, Inc.	100.00%
MD	Charles S. Zeiler & Son, Inc.	SCI Maryland Funeral Services, Inc.	100.00%
NY	Chas. Peter Nagel, LLC	SCI Funeral Services of New York, Inc.	100.00%
GA	Cheatham Hill Memorial Park, Inc.	Cemetery Management, Inc.	100.00%
IL	Chicago Cemetery Corporation	Alderwoods (Illinois),LLC	100.00%
DE	Christian Funeral Services, Inc.	Service Corporation International	100.00%
VA	Clinch Valley Memorial Cemetery, Inc.	S.E. Mid-Atlantic, LLC	100.00%
DE	CMSD, LLC	SCI Capital Corporation	100.00%
CA	Cooley & Riolo Mortuary, Inc.	Wilson Holdings, Inc.	100.00%
WA	Cremation Society Northwest, Inc.	S.E. Acquisition of California, Inc.	100.00%
MD	Crest Lawn Memorial Gardens, LLC	S.E. Mid-Atlantic, LLC	100.00%
TX	Dial Dunkin Enterprises, Inc.	SCI Texas Funeral Services, LLC	100.00%
DE	Dignity Memorial Network, Inc.	SCI Management L.P.	100.00%

CA	DSP General Partner II, Inc.	Alderwoods Group, LLC	100.00%
SC	Dunbar Funeral Home	S.E. Mid-Atlantic, LLC	100.00%
MO	D.W. Newcomer’s Sons, Inc.	S.E. South-Central, LLC	100.00%
MO	DWN Properties, Inc.	S.E. South-Central, LLC	100.00%
WA	E. R. Butterworth & Sons	S.E. Acquisition of California, Inc.	100.00%
TN	Eagle Financial Associates, Inc.	Alderwoods Group, LLC	100.00%
TX	Earthman Holdings, Inc.	Alderwoods Group, LLC	100.00%
WV	Eastern Cemetery Associates, Inc.	S.E. Mid-Atlantic, LLC	100.00%
GA	Eastlawn Corporation	Stewart Enterprises, Inc.	100.00%
DE	ECI Capital LLC	SCI California Funeral Services, Inc.	100.00%
DE	ECI Cemetery Services of Maryland, LLC	SCI Maryland Funeral Services, Inc.	100.00%
DE	ECI Services of Maine, Inc.	SCI Funeral Services, LLC	100.00%
DE	ECI Services of New Hampshire, Inc.	SCI Funeral Services, LLC	100.00%
PA	Ed Melenyzer Co.	SCI Pennsylvania Funeral Services, Inc.	100.00%
IL	Elmwood Acquisition Corporation	Osiris Holding LLC	100.00%
TX	Emerald Hills Funeral Corporation	S.E. Funeral Homes of Texas, Inc.	100.00%
PR	Empresas Stewart-Cementerios	Stewart Cementerios Puerto Rico Holding II, LLC	99.77%
		Stewart Cementerios Puerto Rico Holding I, LLC	0.23%
PR	Empresas Stewart-Funerarias	Stewart Funerarias Puerto Rico Holding II, LLC	99.42%
		Stewart Funerarias Puerto Rico Holding I, LLC	0.58%
LA	Empresas Stewart-Funerarias, Inc.	Ballyhoo Innovations, Inc.	100.00%
LA	Enduring Memories, Inc.	Ballyhoo Innovations, Inc.	100.00%
PA	Ensure Agency of Pennsylvania, Inc.	Memorial Guardian Plans, Inc. (DE)	100.00%
TX	Eubank Funeral Home, Inc.	SCI Texas Funeral Services, LLC	100.00%
UT	Evans & Early Mortuary, LLC	SCI Utah Funeral Services, Inc.	100.00%
WA	Evergreen Funeral Home and Cemetery, Inc.	Alderwoods Group, LLC	100.00%
VA	Everly PFP, Inc.	S.E. Mid-Atlantic, LLC	100.00%
TX	FHC Realty, Inc.	SCI Texas Funeral Services, LLC	100.00%
DE	FMSD, LLC	SCI Capital Corporation	100.00%
FL	Florida Marker, LLC	SCI Funeral Services of Florida, LLC	100.00%
AR	Forest Hills Cemetery, LLC	Griffin-Leggett, LLC	100.00%

MD	Fort Lincoln Cemetery, LLC	S.E. Mid-Atlantic, LLC	100.00%
MD	Fort Lincoln Funeral Home, LLC	S.E. Mid-Atlantic, LLC	100.00%
PA	Francis F. Seidel, Inc.	Theo. C. Auman, Inc.	100.00%
TN	Franklin-Strickland Funeral Home, Inc.	Wilson-Amistad Corporation	100.00%
TX	Fuller-Sheffield Funeral Services, Inc.	Wilson Holdings, Inc.	100.00%
MO	Funeral Security Plans, Inc.	DWN Properties, Inc.	100.00%
TX	Funeral Service, Inc.	Alderwoods (Texas), LLC	100.00%
PA	Funeral Service Pennsylvania, LLC	SCI Pennsylvania Funeral Services, Inc.	100.00%
NJ	Garden State Crematory, Inc.	SCI New Jersey Funeral Services, LLC	100.00%
NC	Garrett-Hillcrest, LLC	S.E. Mid-Atlantic, LLC	100.00%
MD	Gary L. Kaufman Funeral Home at Meadowridge Memorial Park, Inc.	SCI Maryland Funeral Services, Inc.	100.00%
MD	Gary L. Kaufman Funeral Home Southwest, Inc.	SCI Maryland Funeral Services, Inc.	100.00%
LA	George Washington Cemetery Company, LLC	SCI Maryland Funeral Services, Inc.	100.00%
PA	George Washington Memorial Park, Inc.	S.E. Mid-Atlantic, LLC	100.00%
SC	Graceland Cemetery Development Co.	Alderwoods (Georgia), LLC	100.00%
DE	Gracelawn Memorial Park, Inc.	SCI Funeral Services, LLC	100.00%
WA	Green Service Corporation	Alderwoods Group, LLC	100.00%
AR	Griffin-Leggett Insurance Agency, LLC	Griffin-Leggett, LLC	100.00%
AR	Griffin-Leggett, LLC	Stewart Enterprises, Inc.	100.00%
TX	Guardian Cremation Society, Inc.	S.E. Funeral Homes of Texas, Inc.	100.00%
PA	H. Samson, Inc.	Alderwoods Group, LLC	100.00%
GA	Haisten Funeral Home of Henry County, Inc.	S.E. Mid-Atlantic, LLC	100.00%
NC	Hamilton Funeral Chapel, Inc.	Wilson Holdings, Inc.	100.00%
PA	Harold B. Mulligan Co., Inc.	SCI Pennsylvania Funeral Services, Inc.	100.00%
HI	Hawaiian Memorial Life Plan, Ltd.	SCI Funeral Services, LLC	100.00%
DE	Healy-Hahn Funeral Properties, Inc.	Keystone America, Inc.	100.00%
MD	Hillcrest Memorial Cemetery, Inc.	S.E. Mid-Atlantic, LLC	100.00%
MD	Hines-Rinaldi Funeral Home, LLC	S.E. Mid-Atlantic, LLC	100.00%
GA	Holly Hill Memorial Park, Inc.	Stewart Enterprises, Inc.	100.00%
FL	Holmes Funeral Directors, Inc.	Wilson Holdings, Inc.	100.00%

DE	H. P. Brandt Funeral Home, Inc.	Alderwoods Group, LLC	100.00%
NY	I.J. Morris, LLC	SCI Funeral Services of New York, Inc.	100.00%
WV	JCKC, Inc.	S.E. Mid-Atlantic, LLC	100.00%
MD	John M. Taylor Funeral Home, LLC	S.E. Mid-Atlantic, LLC	100.00%
DC	Joseph Gawler’s Sons, LLC	SCI Funeral Services, LLC	99.00%
OR	J.P. Finley and Son Mortuary, Inc.	S.E. Acquisition of Oregon, Inc.	100.00%
WV	Kanawha Plaza Partnership	S.E. Mid-Atlantic, LLC	60.00%
		S.E. Cemeteries of Virginia, LLC	30.00%
		S.E. Cemeteries of West Virginia, Inc.	10.00%
VT	Ker-Westerlund Funeral Home, Inc.	Keystone America, Inc.	100.00%
DE	Keystone Advance Planning, Inc.	SCI Cerberus, Inc.	100.00%
DE	Keystone America, Inc.	SCI International, LLC	100.00%
DE	Keystone Indiana, Inc.	Keystone America, Inc.	100.00%
DE	Keystone Kentucky, Inc.	Keystone America, Inc.	99.00%
DE	Keystone Michigan, Inc.	Keystone America, Inc.	100.00%
NV	Knauss Enterprises Limited Liability Company	Alderwoods (Nevada), Inc.	100.00%
PA	Knee Funeral Home of Wilkinsburg, Inc.	Alderwoods Group, LLC	100.00%
LA	Lake Lawn Metairie Funeral Home	Stewart Enterprises, Inc.	51.00%
		S.E. Funeral Homes of Louisiana, LLC	49.00%
LA	Lake Lawn Park, LLC	Stewart Enterprises, Inc.	98.40%
IL	Lake View Memorial Gardens, Inc.	SCI Illinois Services, LLC	100.00%
MS	Lakewood Memorial Park, LLC	Stewart Enterprises, Inc.	100.00%
PA	Laughlin Funeral Home, Ltd.	Funeral Service Pennsylvania, LLC	100.00%
MD	Lemmon Funeral Home of Dulaney Valley, Inc.	SCI Maryland Funeral Services, Inc.	100.00%
DE	LHT Consulting Group, LLC	SCI Funeral Services, LLC	100.00%
TX	Lincoln Funeral Home, Inc.	Wilson Holdings, Inc.	100.00%
TX	Lincoln Memorial Park	Wilson-Lincoln Cemetery, Inc.	100.00%
NC	Lineberry Group, LLC	Stewart Enterprises, Inc.	100.00%
WV	LOI Charleston, Inc.	S.E. Mid-Atlantic, LLC	100.00%
MD	Loring Byers Funeral Directors, Inc.	SCI Maryland Funeral Services, Inc.	100.00%

DE	Maine Cremation Care, LLC	SCI Funeral Services, LLC	100.00%
TX	Mainland Funeral Home, Inc.	Wilson Holdings, Inc.	100.00%
DE	Making Everlasting Memories, L.L.C.	SCI Financial Services, Inc.	100.00%
DE	MCH Wilson, Inc.	SCI Funeral Services, LLC	100.00%
NH	McHugh Funeral Home, Inc.	Alderwoods Group, LLC	100.00%
NC	McLaurin’s Funeral Home, LLC	S.E. Mid-Atlantic, LLC	100.00%
DE	Memorial Guardian Plans, Inc.	SCI Funeral Services, LLC	100.00%
MO	Memorial Guardian Plans, Inc.	SCI Missouri Funeral Services, Inc.	100.00%
NC	MFH, L.L.C.	Carothers Holding Company, LLC	100.00%
MD	Miller-Dippel Funeral Home, Inc.	SCI Maryland Funeral Services, Inc.	100.00%
DE	M.J. Edwards Hillside Chapel, Inc.	Wilson Holdings, Inc.	100.00%
TN	M.J. Edwards & Sons Funeral Home, Inc.	Wilson Holdings, Inc.	100.00%
TN	M.J. Edwards-Whitehaven Funeral Chapel, Inc.	Wilson Holdings, Inc.	100.00%
TN	Monte Vista Burial Park, LLC	S.E. Mid-Atlantic, LLC	100.00%
NC	Montlawn Memorial Park, Inc.	Stewart Enterprises, Inc.	100.00%
TX	Morris-Bates Funeral Home, Inc.	Wilson Holdings, Inc.	100.00%
IL	Mount Auburn Memorial Park, Inc.	Alderwoods (Illinois), Inc.	100.00%
CA	Mount Vernon Memorial Park	SCI California Funeral Services, Inc.	100.00%
MO	Mt. Hope Cemetery and Mausoleum Company	SCI Missouri Funeral Services, Inc.	100.00%
MD	Nailknot, LLC	S.E. Mid-Atlantic, LLC	100.00%
MD	National Cremation Service, Inc.	SCI Maryland Funeral Services, Inc.	100.00%
WV	National Exchange Trust, Ltd.	S.E. Mid-Atlantic, LLC	100.00%
WV	National Funeral Services, Incorporated	S.E. Mid-Atlantic, LLC	100.00%
FL	NCS Marketing Services, LLC	Neptune Management Corp.	100.00%
FL	Neptune Insurance Agency, Inc.	SCI Direct, Inc.	100.00%
CA	Neptune Management Corp.	Neptune Society of America, Inc.	100.00%
DE	Neptune Management (KY), LLC	Neptune Management Corp.	99.00%
NJ	Neptune Management (NJ), LLC	Neptune Management Corp.	100.00%
DE	Neptune Reef Services, LLC	SCI Direct, Inc.	100.00%
CA	Neptune Society of America, Inc.	SCI Direct, Inc.	100.00%
DE	New England Cremation Services, LLC	SCI Funeral Services, LLC	100.00%

NY	New York Funeral Chapels, LLC	SCI Funeral Services of New York, Inc.	100.00%
NY	New York Marker, LLC	SCI Funeral Services of New York, Inc.	100.00%
PA	Nineteen Thirty-Five Holdings, Inc.	Alderwoods Group, LLC	100.00%
WI	Northern Land Company, Inc.	Alderwoods Group, LLC	100.00%
IL	Oak Woods Cemetery Association	Osiris Holding LLC	100.00%
PA	Oak Woods Management Company	Osiris Holding LLC	100.00%
FL	Oaklawn Cemetery Association	SCI Funeral Services of Florida, LLC	100.00%
DE	OFTC, Inc.	Service Corporation International	100.00%
DE	Osiris Holding LLC	Alderwoods Group, LLC	100.00%
FL	Osiris Holding of Florida, Inc.	Osiris Holding LLC	100.00%
NV	Palm Mortuary, Inc.	Alderwoods (Nevada), Inc.	100.00%
TX	Paradise Cemetery South, Inc.	Paradise Investment Corporation	100.00%
TX	Paradise Funeral Home, Inc.	Wilson Holdings, Inc.	100.00%
TX	Paradise Investment Corporation	Wilson Holdings, Inc.	100.00%
MD	Parklawn, Inc.	S.E. Mid-Atlantic, LLC	100.00%
TX	Pasadena Funeral Home, Inc.	S.E. South-Central, LLC	100.00%
IL	Pineview Memorial Park, Inc.	Alderwoods Group, LLC	100.00%
TX	Pioneer Funeral Plans, Inc.	SCI Texas Funeral Services, LLC	100.00%
DE	PSI Funding, Inc.	SCI Texas Funeral Services, LLC	100.00%
NC	Reeves, Inc.	Alderwoods (Georgia), LLC	100.00%
DE	Remembrance Memorial Traditions, LLC	SCI Special, LLC	100.00%
AR	Rest Hills Memorial Park, Inc.	Griffin-Leggett, LLC	99.50%
CO	Resthaven Colorado, LLC	SCI Colorado Funeral Services, LLC	100.00%
DE	RH Cemetery Corp.	Rose Hills Company	100.00%
CA	RH Mortuary Corporation	Rose Hills Company	100.00%
IL	Ridgewood Cemetery Company, Inc.	Alderwoods Group, LLC	100.00%
PA	Robert L. Hendricks Funeral Home, Inc.	Funeral Service Pennsylvania, LLC	100.00%
PA	Rohland Funeral Home	Funeral Service Pennsylvania, LLC	100.00%
GA	Rose Haven Funeral Home & Cemetery, Inc.	S.E. South-Central, LLC	100.00%
DE	Rose Hills Company	Rose Hills Holdings Corp.	100.00%
DE	Rose Hills Holdings Corp.	Alderwoods Group, LLC	100.00%

WV	Rosedale Cemetery Company	SCI West Virginia Funeral Services, Inc.	100.00%
WV	Rosedale Funeral Chapel, Inc.	SCI West Virginia Funeral Services, Inc.	100.00%
IL	Ruzich Funeral Home, Inc.	Alderwoods Group, LLC	100.00%
WA	S & H Properties and Enterprises, Inc.	Alderwoods Group, LLC	100.00%
DE	Salvatore Air Transportation Corp.	Service Corporation International	100.00%
DE	Saul-Gabauer Funeral Home, Inc.	SCI Pennsylvania Funeral Services, Inc.	100.00%
MD	Schimunek Funeral Home, Inc.	Keystone America, Inc.	100.00%
DE	SCI Administrative Services, LLC	SCI Special, LLC	100.00%
AL	SCI Alabama Funeral Services, LLC	SCI Funeral Services, LLC	100.00%
AK	SCI Alaska Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
AZ	SCI Arizona Funeral Services, LLC	SCI Funeral Services, LLC	100.00%
AR	SCI Arkansas Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
CA	SCI California Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
DE	SCI Capital Corporation	SCI Special, LLC	100.00%
DE	SCI Capital Holdings, Inc.	SCI Capital Corporation	100.00%
CO	SCI Colorado Funeral Services, LLC	SCI Funeral Services, LLC	100.00%
CT	SCI Connecticut Funeral Services, LLC	SCI Funeral Services, LLC	100.00%
FL	SCI Direct, Inc.	SCI Capital Holdings, Inc.	100.00%
TX	SCI Eastern Market Support Center, L.P.	SCI Management L.P.	Limited Partner
		SCI Western Market Support Center, LLC	General Partner
DE	SCI Financial Services, Inc.	Service Corporation International	100.00%
IA	SCI Funeral Services, LLC	Service Corporation International	100.00%
FL	SCI Funeral Services of Florida, LLC	SCI Funeral Services, LLC	99.00%
		Alderwoods (Minnesota), LLC	1.00%
NY	SCI Funeral Services of New York, Inc.	SCI Funeral Services, LLC	100.00%
DE	SCI Georgia Funeral Services, LLC	SCI Funeral Services, LLC	100.00%
TX	SCI Houston Market Support Center, L.P.	SCI Management L.P.	Limited Partner
		SCI Western Market Support Center, LLC	General Partner
IL	SCI Illinois Services, LLC	SCI Funeral Services, LLC	100.00%
DE	SCI Indiana Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
DE	SCI Investment Services, Inc.	SCI Financial Services, Inc.	100.00%

DE	SCI Iowa Finance Company	SCI Iowa Funeral Services, Inc.	100.00%
IA	SCI Iowa Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
KS	SCI Kansas Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
KY	SCI Kentucky Funeral Services, Inc.	SCI Funeral Services, LLC	99.00%
DE	SCI Loan Services, LLC	SCI Virginia Funeral Services, LLC	100.00%
LA	SCI Louisiana Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
DE	SCI Management, LP	SCI Administrative Services, LLC	General Partner
		Remembrance Memorial Traditions, LLC	Limited Partner
MD	SCI Maryland Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
MI	SCI Michigan Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
MN	SCI Minnesota Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
MS	SCI Mississippi Funeral Services, LLC	SCI Funeral Services, LLC	100.00%
MO	SCI Missouri Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
NE	SCI Nebraska Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
NJ	SCI New Jersey Funeral Services, LLC	SCI Funeral Services, LLC	100.00%
NC	SCI North Carolina Funeral Services, LLC	Stewart Enterprises, Inc.	100.00%
OH	SCI Ohio Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
OK	SCI Oklahoma Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
DE	SCI Operation Resources, LLC	Service Corporation International	100.00%
OR	SCI Oregon Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
PA	SCI Pennsylvania Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
RI	SCI Rhode Island Funeral Services, LLC	SCI Funeral Services, LLC	100.00%
DE	SCI Services (Alabama), LLC	SCI Georgia Funeral Services, LLC	100.00%
DE	SCI Shared Resources, LLC	Service Corporation International	100.00%
DE	SCI Shared Services, Inc.	Service Corporation International	100.00%
SC	SCI South Carolina Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
DE	SCI Special, LLC	Service Corporation International	100.00%
TN	SCI Tennessee Funeral Services, LLC	SCI Funeral Services, LLC	100.00%
DE	SCI Texas Funeral Services, LLC	SCI Funeral Services, LLC	100.00%
UT	SCI Utah Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
VA	SCI Virginia Funeral Services, LLC	SCI Funeral Services, LLC	100.00%

WA	SCI Washington Funeral Services, LLC	SCI Funeral Services, LLC	100.00%
WV	SCI West Virginia Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
CA	SCI Western Market Support Center, LLC	SCI Management L.P.	100.00%
WI	SCI Wisconsin Funeral Services, Inc.	SCI Funeral Services, LLC	100.00%
CA	S.E. Acquisition of California, Inc.	Stewart Enterprises, Inc.	100.00%
WV	S.E. Acquisition of Malden, West Virginia, Inc.	S.E. Mid-Atlantic, LLC	100.00%
OR	S.E. Acquisition of Oregon, Inc.	Stewart Enterprises, Inc.	100.00%
PA	S.E. Acquisition of Pennsylvania, Inc.	S.E. Mid-Atlantic, LLC	100.00%
AL	S.E. Cemeteries of Alabama, LLC	S.E. South-Central, LLC	100.00%
FL	S.E. Cemeteries of Florida, LLC	Cemetery Management, Inc.	100.00%
LA	S.E. Cemeteries of Louisiana, LLC	Stewart Resource Center, LLC	100.00%
MD	S.E. Cemeteries of Maryland, Inc.	Parklawn, Inc.	100.00%
NC	S.E. Cemeteries of North Carolina, LLC	S.E. Mid-Atlantic, LLC	100.00%
SC	S.E. Cemeteries of South Carolina, Inc.	S.E. Mid-Atlantic, LLC	100.00%
TX	S.E. Cemeteries of Texas, Inc.	S.E. South-Central, LLC	100.00%
VA	S.E. Cemeteries of Virginia, LLC	S.E. Mid-Atlantic, LLC	100.00%
WV	S.E. Cemeteries of West Virginia, Inc.	S.E. Mid-Atlantic, LLC	100.00%
WI	S.E. Cemeteries of Wisconsin, Inc.	S.E. South-Central, LLC	100.00%
AL	S.E. Combined Services of Alabama, LLC	S.E. South-Central, LLC	100.00%
CA	S.E. Combined Services of California, Inc.	S.E. Acquisition of California, Inc.	100.00%
FL	S.E. Combined Services of Florida, LLC	Cemetery Management, Inc.	100.00%
SC	S.E. Combined Services of South Carolina, Inc.	S.E. Mid-Atlantic, LLC	100.00%
TN	S.E. Combined Services of Tennessee, LLC	S.E. Mid-Atlantic, LLC	100.00%
TX	S.E. Combined Services of Texas, Inc.	S.E. Funeral Homes of Texas, Inc.	100.00%
TX	S.E. Funeral Home of Coppell, Texas, Inc.	S.E. Funeral Homes of Texas, Inc.	100.00%
AL	S.E. Funeral Homes of Alabama, LLC	S.E. South-Central, LLC	100.00%
AR	S.E. Funeral Homes of Arkansas, LLC	Griffin-Leggett, LLC	100.00%
CA	S.E. Funeral Homes of California, Inc.	S.E. Acquisition of California, Inc.	100.00%
FL	S.E. Funeral Homes of Florida, LLC	Cemetery Management, Inc.	100.00%
IL	S.E. Funeral Homes of Illinois, Inc.	S.E. South-Central, LLC	100.00%
LA	S.E. Funeral Homes of Louisiana, LLC	Stewart Resource Center, LLC	100.00%

NC	S.E. Funeral Homes of North Carolina, Inc.	S.E. Mid-Atlantic, LLC	100.00%
SC	S.E. Funeral Homes of South Carolina, Inc.	S.E. Mid-Atlantic, LLC	100.00%
TN	S.E. Funeral Homes of Tennessee, Inc.	S.E. South-Central, LLC	100.00%
TX	S.E. Funeral Homes of Texas, Inc.	S.E. South-Central, LLC	100.00%
VA	S.E. Funeral Homes of Virginia, LLC	S.E. Mid-Atlantic, LLC	100.00%
WV	S.E. Funeral Homes of West Virginia, Inc.	S.E. Mid-Atlantic, LLC	100.00%
MD	S.E. Mid-Atlantic, LLC	Stewart Enterprises, Inc.	100.00%
LA	S.E. South-Central, LLC	Stewart Enterprises, Inc.	100.00%
VA	Sentinel Security Plans, Inc.	Memorial Guardian Plans, Inc. (DE)	100.00%
MD	Simple Tribute of Maryland, Inc.	S.E. Mid-Atlantic, LLC	100.00%
CA	Simplicity Plan of California, Inc.	S.E. Acquisition of California, Inc.	100.00%
TX	Simplicity Plan of Texas, Inc.	S.E. Funeral Homes of Texas, Inc.	100.00%
TN	Southern Funeral Home, Inc.	Wilson Financial Group, Inc.	100.00%
NH	St. Laurent Funeral Home, Inc.	Alderwoods Group, LLC	100.00%
MD	Sterling-Ashton-Schwab Funeral Home, Inc.	SCI Maryland Funeral Services, Inc.	100.00%
MD	Sterling-Ashton-Schwab-Witzke Funeral Home of Catonsville, Inc.	SCI Maryland Funeral Services, Inc.	100.00%
DE	Stewart Cementerios Puerto Rico Holding I, LLC	Stewart Cementerios Puerto Rico Holding II, LLC	100.00%
DE	Stewart Cementerios Puerto Rico Holding II, LLC	Stewart International (Netherlands), LLC	100.00%
LA	Stewart Enterprises, Inc.	Service Corporation International	100.00%
DE	Stewart Funerarias Puerto Rico Holding I, LLC	Stewart Funerarias Puerto Rico Holding II, LLC	100.00%
DE	Stewart Funerarias Puerto Rico Holding II, LLC	Stewart International (Netherlands), LLC	100.00%
DE	Stewart International (Netherlands) LLC	Stewart Enterprises, Inc.	100.00%
CA	Stewart Pre-Need Services, Inc.	S.E. Acquisition of California, Inc.	100.00%
LA	Stewart Resource Center, LLC	S.E. South-Central, LLC	100.00%
LA	Stewart Services, LLC	Stewart Resource Center, LLC	100.00%
DE	Stewart Simplicity Plan of Puerto Rico Holding I, LLC	Stewart Simplicity Plan of Puerto Rico Holding II LLC	100.00%
DE	Stewart Simplicity Plan of Puerto Rico Holding II, LLC	Stewart International (Netherlands), LLC	100.00%

OR	Sunset Hills Memorial Park	J.P. Finley and Son Mortuary, Inc.	100.00%
PA	Sunset Memorial Park Company, LLC	S.E. Mid-Atlantic, LLC	100.00%
LA	Sympathyshop.com, L.L.C.	Stewart Services, LLC	100.00%
OH	The Knollwood Cemetery Company	SCI Ohio Funeral Services, Inc.	100.00%
NE	The Lincoln Memorial Park Cemetery Association	S.E. South-Central, LLC	100.00%
TN	The Nashville Historic Cemetery Association, LLC	Stewart Enterprises, Inc.	100.00%
MD	The Parkwood Cemetery Company	S.E. Mid-Atlantic, LLC	100.00%
MD	The Parkwood Management Company	The Parkwood Cemetery Company	100.00%
MD	The Schimunek Funeral Home of Bel Air, Inc.	Schimunek Funeral Home, Inc.	100.00%
FL	The Simplicity Plan, Inc.	S.E. Funeral Homes of Florida, LLC	100.00%
PR	The Simplicity Plan of Puerto Rico	Stewart Simplicity Plan of Puerto Rico Holding II LLC	99.64%
		Stewart Simplicity Plan of Puerto Rico Holding I LLC	0.36%
PA	Theo C. Auman, Inc.	SCI Pennsylvania Funeral Services, Inc.	100.00%
NY	Thomas M. Quinn & Sons, LLC	SCI Funeral Services of New York, Inc.	100.00%
CA	Thompson Funeral Home, Inc.	Wilson Holdings, Inc.	100.00%
TX	TMJ Land, Inc.	SCI Funeral Services, LLC	100.00%
CA	Trident Society, Inc.	SCI Direct, Inc.	100.00%
DE	Trust Advisors, Inc.	SCI Funeral Services, LLC	100.00%
OR	Uniservice Corporation	SCI Oregon Funeral Services, Inc.	100.00%
CA	Universal Memorial Centers V, Inc.	S & H Properties and Enterprises, Inc.	100.00%
TX	Van Zandt County Haven of Memories, Inc.	SCI Texas Funeral Services, LLC	100.00%
WA	Vancouver Funeral Chapel, Inc.	S & H Properties and Enterprises, Inc.	100.00%
TX	Waco Memorial Park, Inc.	Alderwoods (Georgia), LLC	100.00%
TX	Warford-Walker Mortuary, Inc.	Wilson Holdings, Inc.	100.00%
UT	Wasatch Land and Improvement Company	SCI Utah Funeral Services, Inc.	100.00%
NC	Westminster Gardens, Inc.	Alderwoods (North Carolina), LLC	100.00%
TX	WFG-Cristo Rey Funeral Home, Inc.	Wilson Holdings, Inc.	100.00%
OH	WFG-Cummings and Davis, Inc.	Wilson Holdings, Inc.	100.00%
CA	WFG-Fuller Funerals, Inc.	Wilson Holdings, Inc.	100.00%
TX	WFG-Gregory Spencer Funeral Home, Inc.	Wilson Holdings, Inc.	100.00%
TX	WFG Liquidation Corporation	SCI Texas Funeral Services, LLC	100.00%

TX	WFG-Lockwood Funeral Home, Inc.	Wilson Holdings, Inc.	100.00%
TX	WFG-Nat Clark, Inc.	Wilson Holdings, Inc.	100.00%
IN	WFG-Williams & Bluitt Funeral Home, Inc.	Wilson Holdings, Inc.	100.00%
NJ	Wien & Wien, Inc.	SCI New Jersey Funeral Services, LLC	100.00%
OR	Wilhelm Mortuary, Inc.	Neptune Management Corp.	100.00%
MD	William W. Chambers, Inc.	S.E. Mid-Atlantic, LLC	100.00%
DE	Wilson-Amistad Corporation	Wilson Financial Group, Inc.	100.00%
CA	Wilson-Bannon Mortuary, Inc.	Wilson Holdings, Inc.	100.00%
DE	Wilson Financial Group, Inc.	SCI Capital Holdings, Inc.	100.00%
WV	Wilson Funeral Home, Inc.	S.E. Mid-Atlantic, LLC	100.00%
TX	Wilson Holdings, Inc.	Wilson Financial Group, Inc.	100.00%
TX	Wilson-Lincoln Cemetery, Inc.	Wilson Holdings, Inc.	100.00%
DC	Witzke Funeral Homes, Inc.	SCI Funeral Services, LLC	100.00%
MI	WMP, Inc.	SCI Virginia Funeral Services, Inc.	100.00%
IL	Woodlawn Cemetery of Chicago, Inc.	Alderwoods Group, LLC	100.00%
IL	Woodlawn Memorial Park, Inc.	Alderwoods (Chicago Central), Inc.	100.00%
CA	Workman Mill Investment Company	RH Cemetery Corp.	100.00%
FL	WPALM, Inc.	SCI Funeral Services of Florida, LLC	100.00%
NJ	Zarro Funeral Home	Keystone America, Inc.	100.00%
NH	ZS Acquisition, Inc.	Alderwoods (Massachusetts), LLC	100.00%

EXCLUDED:

TX	Big Bend Insurance Company, Inc.	Service Corporation International	100.00%
TX	Dunwood Cemetery Service Company	Alderwoods Group, LLC	80.00%
TX	Investor’s Trust, Inc.	Stewart Enterprises, Inc.	100.00%
LA	Heaven’s Pets at Lakelawn Metairie, LLC	S.E. Cemeteries of Louisiana, LLC	60.00%
DE	SCI Cerberus, Inc.	SCI International, LLC	99.30%
		Keystone America, Inc.	0.70%
DE	SCI International, LLC	Service Corporation International	100.00%
DE	SCI Parkway, LLC	SCI Cerberus, Inc.	100.00%
LA	Stewart Enterprises (Europe), Inc.	Stewart Enterprises, Inc.	100.00%
NE	West Lawn Cemetery	S.E. South-Central, LLC	100.00%
OH	Dale Funeral Home, Inc.	Wilson Holdings, Inc.	90.00%

MA	AFFS Boston, Inc.	Affiliated Family Funeral Service, Inc.	0.06%
MA	AFFS Brookline, Inc.	Affiliated Family Funeral Service, Inc.	2.50%
MA	AFFS North, Inc.	Affiliated Family Funeral Service, Inc.	10.00%
MA	AFFS Norwood, Inc.	Affiliated Family Funeral Service, Inc.	6.68%
MA	AFFS Quincy, Inc.	Affiliated Family Funeral Service, Inc.	5.00%
MA	AFFS Salem, Inc.	Affiliated Family Funeral Service, Inc.	10.00%
MA	AFFS Southcoast East, Inc.	Affiliated Family Funeral Service, Inc.	0.06%
MA	AFFS Southcoast West, Inc.	Affiliated Family Funeral Service, Inc.	0.06%
MA	AFFS West, Inc.	Affiliated Family Funeral Service, Inc.	10.00%
MA	Cuffe-McGinn Funeral Home, Inc.	Alderwoods Group, LLC	10.00%
MA	Doane Beal & Ames, Inc.	Alderwoods Group, LLC	10.00%
MA	Ernest A. Richardson Funeral Home, Inc.	Alderwoods Group, LLC	10.00%
MA	Nickerson-Bourne Funeral Homes, Inc.	Keystone America, Inc.	10.00%
MA	Stanetsky Memorial Chapels, Inc.	Affiliated Family Funeral Service, Inc.	10.00%
MA	Sullivan Funeral Homes, Inc.	Affiliated Family Funeral Service, Inc.	10.00%
CA	Memorial Chapel	N/A	N/A
IN	The Lindenwood Cemetery, Incorporated	N/A	N/A
IN	Sunset Memory Garden Cemetery, Inc.	N/A	N/A
KY	Resthaven Memorial Park & Cemetery Association	N/A	N/A
MI	Hillcrest Memorial Company	N/A	N/A
MO	Mount Hope Community Mausoleum Company	N/A	N/A
OH	Forest Lawn Memorial Park	N/A	N/A

OH	Forest Hill Cemetery Association, Inc.	N/A	N/A
OH	Glen Haven Memorial Park Association	N/A	N/A
OH	Holly Memorial Gardens, Inc.	N/A	N/A
OH	Miami Valley Memory Gardens Association	N/A	N/A
OH	Newark Memorial Gardens, Inc.	N/A	N/A
OH	Rose Hill Burial Park Association	N/A	N/A
OH	Rose Hill Burial Park Assocation, Inc.	N/A	N/A
OH	Sunset Hills Burial Park Association	N/A	N/A
OH	The Ottawa Hills Memorial Park Assocation	N/A	N/A
OH	Whitehaven Park Association	N/A	N/A
OK	Memorial Gardens Association	N/A	N/A
OK	Rose Hill Burial Park, a Trust	N/A	N/A
OK	Sunset Memorial Park Cemetery Trust	N/A	N/A
OK	Memorial Park Associateion, a Trust Estate	N/A	N/A
OK	Sunny Lane Cemetery, a Property Trust	N/A	N/A
OR	Belcrest Memorial Association	N/A	N/A
PA	Alleva Funeral Home, Inc.	N/A	N/A
PA	Behm Funeral Home, Inc.	N/A	N/A
PA	Burton L. Hirsch Funeral Home, Inc.	N/A	N/A
PA	Clauser Funeral Home, Inc.	N/A	N/A
PA	Griffith Mortuary, Inc.	N/A	N/A
PA	Healy-Hahn Funeral Home, Inc.	N/A	N/A
PA	Heard Funeral Home, Inc.	N/A	N/A
PA	Lamb Funeral Home, Inc.	N/A	N/A
PA	Lanterman & Allen Funeral Home, Inc.	N/A	N/A
PA	Linwood W. Ott Funeral Home, Inc.	N/A	N/A
PA	Mohney-Yargar Funeral Chapel, Inc.	N/A	N/A
PA	Neill Funeral Home, Inc.	N/A	N/A

PA	Norcross-Weber Funeral Home, Inc.	N/A	N/A
PA	Ogrodnik-Hahn Funeral Home, Inc.	N/A	N/A
PA	Orion C. Pinkerton Funeral Home, Inc.	N/A	N/A
PA	Reese Funeral Home, Inc.	N/A	N/A
PA	The Bennett & Houser Funeral Home, Inc.	N/A	N/A
PA	Weber Funeral Homes, Inc.	N/A	N/A
PA	Wm. Rowan Grant Funeral Home, Inc.	N/A	N/A
UT	Wasatch Lawn Cemetery Association	N/A	N/A
WI	Appleton Highland Memorial Park, Inc.	N/A	N/A
WI	Nicolet Memorial Gardens Association	N/A	N/A

FOREIGN:

Barbados	Loewen Financial Corporation	Service Corporation International (Canada) ULC	100.00%
Belgium	Diana Belgium N.V.	SCI International, LLC	100.00%
Brazil	Service Corporation International Brazil Limitada	SCI Latin America Ltd.	100.00%
British Columbia	Service Corporation International (Canada) ULC	SCI NS71 Company	100.00%
Ontario	SCI Alliance Acquisition Corporation	Service Corporation International	100.00%
Ontario	SCI Parkway Limited Partnership	SCI Cerberus, Inc.	Limited Partner
		SCI Parkway, LLC	General Partner
Nova Scotia	SCI NS71 Company	Roverber Holding & Finance BV	100.00%
Saskatchewan	Advance Funeral Planning Ltd.	Service Corporation International (Canada) ULC	100.00%
Saskatchewan	Community Crematorium Services Limited	Service Corporation International (Canada) ULC	50.00%
Quebec	Salons Funeraires T. Sansregret, LTEE	Service Corporation International (Canada) ULC	100.00%
Canada Federal	SSPI (Canada), Inc.	Service Corporation International (Canada) ULC	100.00%
Cayman Islands	SCI Latin America Ltd.	SCI International, LLC	100.00%
Cayman Islands	SCI Cayman II Ltd.	SCI Latin America Ltd.	100.00%
Luxembourg	SCI Luxembourg SARL	SCI International, LLC	100.00%

Malaysia	Enlightened Transition Sdn Bhd	SCI International, LLC	100.00%
Netherlands	Service Corporation International Netherlands Cooperatief U.A.	Service Corporation International (BVI) Ltd.	0.01%
		SCI Parkway Limited Partnership	99.99%
Netherlands	Roverber Holding & Finance BV	Service Corporation International Netherlands Cooperatief U.A.	100.00%
Virgin Islands	Service Corporation International (BVI) Ltd.	SCI International, LLC	100.00%

Schedule 6.01(b)

Existing Indebtedness

Debtor	Debt Description	Balance ($USD)
	Publicly Traded Notes
SCI	7.625% senior notes (October 2018)	(250,000,000)
SCI	4.500% senior notes (November 2020)	(200,000,000)
SCI	8.000% senior notes (November 2021)	(150,000,000)
SCI	5.375% senior notes (January 2022)	(425,000,000)
SCI	5.375% senior notes (May 2024)	(850,000,000)
SCI	7.500% senior notes (April 2027)	(200,000,000)

	Total Publicly Traded Notes	(2,075,000,000)

	Debentures
SCI	Acquisition Debentures	(1,574,305)
SCI	Other Debentures	(565,267)

	Total Debentures	(2,139,572)

	Other Debt
SCI	Notes Payable	0
SCI	Unsecured	(2,718,626)
SCI	Aircraft Liability: G-450 # 1 (JPMorgan Chase)	0

SCI	Secured	(1,267,232)
SCI	Secured Debt—G-500 Aircraft Liability (loc 2093)	(3,000,000)
SCI	Capital Leases	(181,376,702)

SCI	Subtotal	(188,371,560)

SCI Canada	Capital Leases	(7,250,204)

SCI Canada	Subtotal	(7,250,204)

	Total Other Debt	(195,621,764)

	Total Unamortized Premium/Discounts & Hedge Costs	(7,673,155)

	Total Unamortized Deferred Loan Costs	28,804,696

	Total Net Debt, as defined by GAAP	$(3,369,129,796)

	Big Bend Insurance Company, Inc. (intercompany loan—maturity date of December 1, 2020)	$(25,470,012)
	Covenants Not to Compete	$(21,374,242)

Schedule 6.03(b)

Existing Liens

Total Purchase Money and Acquisition Debt :	$1,574,305
Total Secured Capital Leases:	$191,626,906
Total Other Secured Notes :	$1,267,232

Schedule 6.06(b)

Existing Investments

(In thousands)

Equity Investments
Boston Financial Group (SCI investment)	$6,211
Kenyon International Emergency Services (SCI investment)	$264
SCI International LLC, net of guaranteed investments	$644,314
SCI Cerberus LLC, net of guaranteed investments	$477,194
SCI Parkway LLC	$24
Stewart Enterprises Inc. Rabbi Trust	$10,655
Investor’s Trust Inc.	$1,586
Big Bend Insurance Company Inc.	$4,935
West Lawn Cemetery	$(61)
Other less than wholly-owned non-guarantor entities, as a group	$24,089
Non-guarantor managed entities, as a group	$9,454

$1,178,665

Guarantees
Vantage Vaults (1)	$9,239
CNC Parent (2)	—

$9,239

(1)	The guaranty is tied to SCI’s agreement to indemnify Vantage for potential claims that may be asserted against Vantage related to ownership of the vaults.
(2)	Parent company guarantee of non-compete liabilities that are paid over time.
(3)	Borrower guarantee of indemnity obligations of SCI International, LLC

Schedule 6.11

Restrictive Agreements

Senior Indenture, dated as of February 1, 1993, between Service Corporation International and The Bank of New York Mellon Trust Company, N. A., as successor to The Bank of New York, as trustee, as amended, modified or supplemented from time to time.